                                                                   EXHIBIT 10.24

                                   AGREEMENT

                                      FOR

                    PHASE 1 INFORMATION TECHNOLOGY SERVICES

                                    BETWEEN

                               SPECTRADYNE, INC.

                                      AND

                      ELECTRONIC DATA SYSTEMS CORPORATION


THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH BRACKETS ([ ]).

                               TABLE OF CONTENTS

                                   ARTICLE I.
                        AGREEMENT, TERM AND DEFINITIONS

                                                                    PAGE
                                                                    ----
1.1  Agreement....................................................   1
1.2  Term.........................................................   1
1.3  Definitions..................................................   3
1.4  Phase II Information Technology Services Agreement...........  11

                                  ARTICLE II.
                        EMPLOYEES OF SPECTRADYNE AND EDS

2.1  Account Manager..............................................  14
2.2  Designated Representative....................................  14
2.3  Transition of Spectradyne Personnel..........................  15

                                  ARTICLE III.
                         OBLIGATIONS RELATED TO CERTAIN
                          SOFTWARE AND LEASED HARDWARE

3.1  Assumption of Leases.........................................  15
3.2  Inventory and Inspection.....................................  16
3.3  Obligations Related to Vendor Software.......................  16
3.4  Purchase of Vendor Hardware and Software from EDS............  17

                                  ARTICLE IV.
                         FACILITIES MANAGEMENT SERVICES

4.1  General......................................................  17
4.2  Management of Spectradyne's Existing Operations..............  18
4.3  Documentation................................................  18
4.4  Training and Support.........................................  19
4.5  Hardware Maintenance.........................................  19
4.6  Software Maintenance.........................................  19
4.7  Local and Wide Area Network Administration and Availability..  19
4.8  Safeguarding and Retention of Spectradyne Data...............  19
4.9  Development of Certain Software..............................  19
4.10 Facilities Management Services Performance Criteria..........  20

                                  ARTICLE V.
                               NETWORK SERVICES

5.1  General......................................................  20
5.2  Uplink and Tape Playback Services............................  21
5.3  Transponder Services.........................................  21
5.4  Transmission Monitoring Services.............................  22
5.5  Support Services.............................................  22
5.6  Changes to Network Services..................................  22
5.7  Network Service Performance Criteria.........................  22

                                  ARTICLE VI.
                                FIELD SERVICES

6.1  General......................................................  22
6.2  Field Service Orders.........................................  23
6.3  Changes to and Cancellations of Field Service Orders.........  25
6.4  Provision of Certain Hardware and Software...................  25
6.5  Installation.................................................  26
6.6  Customer Assistance Center and Maintenance Services..........  26
6.7  Geographic Area Covered by Field Services....................  26
6.8  Field Service Performance Criteria...........................  27
6.9  Disaster Recovery............................................  27

                                  ARTICLE VII.
                              ADDITIONAL SERVICES

7.1  Additional Products and Services.............................  29
7.2  Right of First Refusal Regarding Additional Products and
     Additional Services..........................................  29

                                 ARTICLE VIII.
                    WARRANTIES, REMEDIES AND QUALITY REVIEW

8.1  Warranties from Vendors......................................  31
8.3  Remedies.....................................................  32
8.4  Quality Review...............................................  33

                                  ARTICLE IX.
                                    PAYMENT

9.1  Charges......................................................  33
9.2  Terms of Payment.............................................  34
9.3  Bonus........................................................  34
9.4  Taxes........................................................  34
9.5  Distribution of Revenue Related to New Business..............  35

                                 ARTICLE X.
                            SPECTRADYNE OBLIGATIONS

10.1 Obligation to Purchase from EDS..............................  35
10.2 Spectradyne's Performance Obligations........................  35

                                  ARTICLE XI.
                               PROPRIETARY RIGHTS

11.1  EDS Hardware................................................  36
11.2  Vendor Software.............................................  37
11.3  Spectradyne Software........................................  37
11.4  EDS Software................................................  38
11.5  Software Development........................................  39
11.6  EDS Development Tools.......................................  40
11.7  Software Modifications......................................  40
11.8  Confidentiality.............................................  40
11.9  Exclusivity.................................................  42

                                  ARTICLE XII.
                   PERFORMANCE REVIEW AND DISPUTE RESOLUTION


12.1 Performance Review...........................................  43
12.2 Dispute Resolution...........................................  44

                                 ARTICLE XIII.
                                  TERMINATION


13.1  Termination for Cause.......................................  45
13.2  Termination for Spectradyne's Convenience...................  46
13.3  Termination for Reaching Limitation of Liability............  47
13.4  Termination for Nonpayment..................................  47
13.5  Termination for Insolvency..................................  47
13.6  Transition Upon Termination.................................  48
13.7  Rights Upon Termination.....................................  49
13.8  Termination Fee.............................................  49

                                  ARTICLE XIV.
                          INDEMNITIES AND LIABILITIES

14.1  Indemnification.............................................  49
14.2  Indemnification Procedures..................................  51
14.3  Risk of Loss................................................  52
14.4  Liquidated Damages and Limitation of Liability..............  52
14.5  Contractual Limitation on Actions...........................  56

                                 ARTICLE XV.
                                 MISCELLANEOUS


15.1  Relationship of the Parties.................................  56
15.2  Excusable Delays............................................  57
15.3  No Third Party Beneficiary..................................  57
15.4  Public Disclosures..........................................  57
15.5  Notices.....................................................  58
15.6  Approvals and Similar Actions...............................  59
15.7  Subcontracting..............................................  59
15.8  Binding Nature and Assignment...............................  60
15.9  Counterparts................................................  61
15.10 Certain Construction Rules..................................  61
15.11 Waiver......................................................  61
15.12 Governing Law...............................................  61
15.13 Survival of Certain Provisions..............................  61
15.14 Entire Agreement............................................  61

                                   AGREEMENT

                                      FOR

                    PHASE 1 INFORMATION TECHNOLOGY SERVICES

     This Phase 1 Information Technology Services Agreement (the "Agreement"), dated as of July 28, 1993 (the "Execution Date"), is between Spectradyne, Inc., a Texas corporation ("Spectradyne"), and Electronic Data Systems Corporation, a Texas corporation ("EDS").

                                   RECITALS:

     This Agreement, when taken together with the Phase II Information Services Agreement, the Financial Agreement and the PCFM, forms the basis of a strategic alliance between Spectradyne and EDS. Each of these agreements creates distinct, unique rights and obligations in the parties to the agreements, except to the extent that individual obligations under one agreement are specifically tied to individual obligations in another agreement as expressly set forth in the agreements. The agreements do not form one agreement, but rather several pieces to the strategic alliance.

     This Agreement sets forth the terms and conditions under which EDS will (a) install, operate and manage a compressed digital video network in North America for the purpose of distributing in-room video entertainment programming and Spectradyne-developed interactive services, (b) provide Facilities Management Services, Network Services and Field Services and (c) if requested by Spectradyne, provide Additional Services, all of which are described below.

     In consideration of these premises and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Spectradyne and EDS hereby agree to undertake all rights and obligations under the terms and conditions of this Agreement.

                                   ARTICLE I.
                        AGREEMENT, TERM AND DEFINITIONS

1.1 Agreement. Subject to and under the terms and conditions of this Agreement, EDS will provide to Spectradyne, and Spectradyne will purchase from EDS, the information technology products and Information Technology Services described in this agreement under the terms and conditions of this Agreement.

1.2 Term. This Agreement will be executed by Spectradyne and EDS on the Execution Date, but, with the exception of Spectradyne's obligations under this Section 1.2, will not become effective until such time as it is unconditionally approved by the board of directors of Spectradyne and those banks, lending institutions or other lenders which are parties to the Loan Documents described in Section 1. 3 (bn) , or in the case of such banks, lending institutions or other lenders unconditional waivers of any required approval, which approvals (except that the board of directors referred to above in this case is the board of directors of SPI) are also required for the PCFM and the Financial Agreement. Spectradyne represents that Spectradyne and SPI both began such approval process prior to the Execution Date, and that it will use all commercially reasonable efforts to obtain such approvals or waivers, as the case may be, on or before October 1, 1993. EDS will have no obligation, solely by virtue of this Agreement, to perform any service, provide any product or to undertake any obligation under this Agreement or the Financial Agreement until such time as Spectradyne obtains all such unconditional approvals or waivers, as the case may be. Further, EDS will have no obligation to accept any condition or enter into any negotiations with Spectradyne, the board of directors of Spectradyne (or any individual director of Spectradyne) or any bank, lending institution or other lender described above of or related to this Agreement, the Financial Agreement (including for the purposes of this Section 1.2 all documents ancillary to the Financial Agreement, including without limitation the warrant agreement, the registration agreement, the series 1 promissory notes, the series 2 promissory notes, the guaranty agreement, the security agreement and any other such ancillary agreement) or the PCFM in an effort to obtain any unconditional approval or waiver, as the case may be, and EDS will have no obligation, solely by virtue of this Agreement, to perform any service, provide any product or to undertake any obligation under this Agreement before, on or after October 1, 1993 if Spectradyne fails to obtain such unconditional approvals on or before October 1, 1993.

     Spectradyne will notify EDS in writing within one Business Day after receiving notice from the board of directors of Spectradyne and SPI and from each such bank, lending institution or other lender of any unconditional approval or disapproval of this Agreement, and upon receiving the last unconditional approval or waiver, as the case may be, if such unconditional approval or waiver is obtained, an officer of Spectradyne will deliver to EDS copies of all such unconditional approvals or waivers, as the case may be, and a certificate executed by an officer of Spectradyne in a form substantially as set forth in Schedule 1.2 and without material change, exception or qualification, which certificate will include without limitation a representation that all unconditional approvals or waivers, as the case may be, have been obtained and are in full force and effect, have not been amended or rescinded and that the execution, delivery, consummation and performance of this Agreement by Spectradyne (and of SPI, in the case of the PCFM and Financial Agreement) does not and will not conflict with, constitute a breach of or default under or give rise to any right of termination or acceleration under any material agreement between Spectradyne, or SPI, as the case may be, and any third party, including without limitation those banks, lending institutions and other lenders described above the breach of or default under such material agreement would cause a material adverse effect on the business or affairs of Spectradyne or SPI, as the case may be, with regard to each of Spectradyne and SPI, taken as a whole. In the alternative, if the agreements between the banks, lending institutions or other lenders described above and Spectradyne or SPI, as the case may be, do not require such approval or waiver, Spectradyne or SPI, as the case may be, will provide to EDS documentation that establishes to EDS' reasonable satisfaction that no such approvals or waivers are required.

     The date on which such officer's certificate and such copies of all unconditional approvals, or such alternative documentation described above, are received by EDS will be the effective date of this Agreement and the Financial Agreement, and with the exception of Spectradyne's obligations under this Section 1.2, the date on which all obligations under this Agreement will commence (the "Effective Date").

     The term of this Agreement will begin on the Effective Date and will continue for a period of 10 years unless earlier terminated in accordance with the provisions of Article XIII. On or about the ninth anniversary of the Effective Date, Spectradyne and EDS will meet and discuss whether or not to extend the term of this Agreement. If either Spectradyne or EDS desires or intends not to extend this Agreement beyond the tenth anniversary of the Effective Date, such party will notify the other within 60 days after such meeting, and Spectradyne and EDS will develop a schedule for the Termination Transition described in Section 13.6, which schedule will call for the completion of the Termination Transition no later than the tenth anniversary of the Effective Date. If Spectradyne and EDS both desire to extend the term of this Agreement, then Spectradyne and EDS will negotiate in good faith to reach and enter into a new agreement under which EDS will provide Information Technology Services in accordance with Spectradyne Is needs at that time. (The effective date of any expiration or termination of this Agreement is referred to as the "End Date.")

1.3 Definitions. As used in this Agreement, the following terms will have the respective meaning set forth below:

     (a)  "Access" has the meaning set forth in Section 3.3(a)(i).

     (b)  "Accessed Software" has the meaning set forth in Section 3.3 (a) (i).

     (c)  "Account Manager" has the meaning set forth in Section 2.1.

     (d)  "Additional Products' has the meaning set forth in Section 7.1.

     (e)  "Additional Services" has the meaning set forth in Section 7.1.

     (f) "Affiliate" means a corporation related to either Spectradyne or EDS because it is directly or indirectly controlling or controlled by or under direct or indirect common control with either Spectradyne or EDS. For the purposes of this definition, "control," when used with respect to any such corporation, means the power to direct the management and policies of such corporation, directly or indirectly, through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     (g)  "Agreement" has the meaning set forth in the Preamble.

     (h)  "All North American Sites" has the meaning set forth in Section 6.7.

     (i)  "Annual Plan" has the meaning set forth in Schedule 4.9.

     (j) "Authorized Field Service Order" has the meaning set forth in Section 6.2.

     (k)  "Base Service Charge" has the meaning set forth in Schedule 9.1.

     (l) "Business Day" means a day other than (i) Saturday, Sunday and (ii) any day on which the principal commercial banks located in Texas are authorized or obligated to close under the laws of Texas.

     (m)  "CCRM" has the meaning set forth in Schedule 6.5.

     (n) "CDVRO System" means a compressed digital video receive only earth system which receives KU-band satellite signals using CLI SpectrumSaver(TM) technology, as more specifically described in
          Schedule 1.3(n).

     (o)  "CIG" has the meaning set forth in Section 11.9.

     (p)  "Confidential Information" has the meaning set forth in Section
          11.8(a).

     (q)  "CRM" has the meaning set forth in Schedule 9.1.

     (r)  "Customer Assistance Center has the meaning set forth in Schedule 6.6.

     (s)  "Data General Hardware," has the meaning set forth in Section 14.4
          (a).

     (t)  "Debt" has the meaning set forth in Section 1.3(bn).

     (u)  "Delivery Date" has the meaning set forth in Section 1.4(b).

     (v)  "Designated Representative" has the meaning set forth in Section 2.2.

     (w)  "Developed Software" has the meaning set forth in Section 4.9.

     (x) "Digitally Based Video On Demand System" means a system of Hardware and Software to be developed by EDS under the definitive agreement for Phase II information technology services described in Section 1.4 that
          (i) will store [ ] full length video programs, [ ] data sets, [ ] data sets and [ ] data sets, (ii) will provide simultaneous viewing for [ ] viewers while sustaining a data transmission rate of [ ] kilobytes per second or greater and (iii) will contain such other functionality as Spectradyne and EDS may mutually agree.

     (y)  "EDS" has the meaning set forth in the Preamble.

     (z) "EDS Hardware" means any Hardware provided by EDS under this Agreement where title to such Hardware remains in EDS or a third party.

     (aa) "EDS Software" means Developed Software and any Software which is owned by EDS and provided to Spectradyne under this Agreement.

     (ab) "EDS Support Services" has the meaning set forth in the Schedule 6.6.

     (ac) "Effective Date" has the meaning set forth in Section 1.2.

     (ad) "End Date" has the meaning set forth in Section 1.2.

     (ae) "Execution Date" has the meaning set forth in the Preamble.

     (af) "Existing Functionality" has the meaning set forth in Section 4.2.

     (ag) "Existing Software" means that Software which is set forth in Schedule
          1.3 (acr), which Schedule 1.3 (ag) will be developed in accordance with Section 3.2 which was used by or on behalf of Spectradyne immediately prior to the Effective Date.

     (ah) "Facilities Management Services" has the meaning set forth in Section 4.1.

     (ai) "Field Services", has the meaning set forth in Section 6.1.

     (ai) "Field Service Charges" has the meaning set forth in Schedule 9.1.

     (ak) "Field Service Order" has the meaning set forth in Section 6.2.

     (al) "Financial Agreement" means that certain Agreement to Make Secured Loans by and between SPI Holding, Inc. and EDS dated July 28, 1993 setting forth the terms and conditions under which, among other things, (i) EDS will loan SPI Holding, Inc. money, from time to time, to be

EMPTY BRACKETS ([     ]) ON THIS PAGE DENOTE CONFIDENTIAL INFORMATION, WHICH
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

          reloaned by SPI Holding, Inc. to Spectradyne, from time to time, for the purchase of IRDs and CDVRO Systems and (ii) as partial consideration for such loans, SPI Holding, Inc. will repay such loans and grant to EDS certain warrants under which EDS will have the right to purchase shares of Class B Common Stock in SPI Holding, Inc.

     (am) "Hardware" means transmitting, receiving and decoding equipment; computers and related equipment (but not including any satellite or transponder), including but not limited to, central processing units and other processors; peripheral devices such as storage devices, printers, terminals and other input and output devices; IRDS; CDVRO Systems and mounts; and/or other tangible mechanical and electronic equipment, such as controllers, modems, communications and telecommunications equipment (voice, data and video) and networks intended for the input, storage, manipulation, communication, transmission and retrieval of information and data.

     (an) "Headend Hardware" means that Hardware which resides at the Spectradyne customer site and which is necessary to distribute and receive audio and video signals via MATV system at such customer site.

     (ao) "Information Technology Services" means the Facilities Management Services, Network Services, Field Services and Additional Services provided by EDS to Spectradyne as set forth in this Agreement.

     (ap) "Installation Date" has the meaning set forth in Schedule 6.5.

     (aq) "Installation Services" means the specifications set forth in Schedule 8.2.

     (ar) "IRD" means a compressed digital video integrated receiver decoder.

     (as) "IRD System" means the Hardware described in Schedule 1.3 (as), as amended from time to time upon mutual agreement of Spectradyne and EDS.

     (at) "Leases" has the meaning set forth in Section 3.1.

     (au) "Maintained Hardware" has the meaning set forth in Section 4.5.

     (av) "Maintained Software" has the meaning set forth in Section 4.6.

     (aw) "Network Services" has the meaning set forth in Section 5.1.

     (ax) "New Base Sites" means all sites set forth in Schedule 1.3 (ax), as amended from time to time by Spectradyne upon written notice from Spectradyne to EDS.

     (ay) "New Non-Satellite Base Sites" means those sites set forth in Section B of Schedule 1. 3 (ax), as amended from time to time by Spectradyne upon written notice from Spectradyne to EDS.

     (az) "New Satellite Base Sites" means those sites set forth in Section A of
          Schedule 1.3 (ax), as amended from time to time by Spectradyne upon written notice from Spectradyne to EDS.

     (ba) "Non-Standard Products" has the meaning set forth in Section
          6.2(c)(i).

     (bb) "Old Base Sites" means all sites set forth in Schedule 1.3 (bb).

     (bc) "Old Non-Satellite Base Sites" means those sites set forth in Section B of Schedule 1.3 (bb).

     (bd) "Old Satellite Base Sites" means those sites set forth in Section A of
          Schedule 1.3 (bb).

     (be) "On-Site System" means the EDS Hardware, EDS Software, Spectradyne Hardware, Spectradyne Software and Vendor Software located at a Spectradyne customer site and utilized by EDS to perform the Network Services.

     (bf) "PCFM" means that certain agreement dated on or about July 28,1993 by and between SPI Holding, Inc. and EDS Technical Products Corporation under which EDS Technical Products Corporation will provide personal computer functionality and certain integration, installation, on-site warranty, on-site maintenance and other services to SPI Holding, Inc.

     (bg) "Personal Computer" has the meaning set forth in Section 6.4.

     (bh) "Personal Computer Functionality" has the meaning set forth in Section 6.4.

     (bi) "Phase II Default" has the meaning set forth in Section 13.1 (b).

     (bj) "Project Plan" has the meaning set forth in Schedule 4.9.

     (bk) "Purchase Order" has the meaning set forth in Schedule 3.4.

     (bl) "Reset Note indenture" has the meaning set forth in Section 1.3(bn).

     (bm) "Review Period" has the meaning set forth in Schedule 4.9.

     (bn) "Senior Debt" means all principal, interest, penalties, fees and other liabilities (current or future), including without limitation attorneys' fees, costs and expenses and obligations with respect to (i) letters of credit, (ii) foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values and (iii) obligations with regard to any interest rate swaps, caps, collars and similar agreements and arrangements providing protection against fluctuations in interest rates, in each case arising under or in respect of (x) the Third Amended and Restated Loan Agreement dated as of November 23, 1992, among SPI Holding, Inc. and Wells Fargo Bank, N.A. ("Wells Fargo"), as a lender and as agent for other lenders, and the other financial institutions signatory thereto, together with all related Loan Documents (as defined therein), (y) the Amended and Restated Loan Agreement dated as of November 23, 1992, between SPI Holding, Inc. and Wells Fargo, together with all related Loan Documents (as defined therein), as (x) and (y) above or either of them may be restated, amended, supplemented, refinanced or otherwise modified from time to time, and (z) all other indebtedness, contingent or otherwise, present or future, in respect of borrowed money or representing the balance deferred and unpaid of the purchase price of any property (excluding any trade payables or accrued liabilities arising in the ordinary course of business and not overdue more than 120 days or being contested in good faith), if and to the extent that such indebtedness would appear as a liability upon a balance sheet of the debtor in accordance with generally accepted accounting principles ("Debt"), created, assumed, incurred or guaranteed by SPI Holding, Inc. (and all renewals, extensions o:t refundings thereof), unless the instrument under which such Debt is created, incurred, assumed or guaranteed expressly provides that such Debt is not senior or superior in right of payment to the securities issued pursuant to that certain Indenture dated as of November 23, 1992, by and among SPI Holding, Inc., Spectradyne, SPI Newco, Inc. and U.S. Trust Company of Texas, N.A. as Trustee, (the Reset Note Indenture"), provided, however, that in no event may the Senior Debt of SPI Holding, Inc., together with all other Debt of SPI Holding, Inc. and its subsidiaries, exceed the amounts set forth in Section 4.07 of the Reset Note Indenture as in effect on the Effective Date.

     (bo) "Site Survey Report" means a report substantially in the form set forth in Schedule 1.3(bo).

     (bp) "Software" means computer programs in object code (except when source code is expressly called for as set forth herein, in which case the term "Software" includes source code and object code) together with input and output formats, program listings, narrative descriptions, operating instructions and supporting documentation and will include the tangible media upon which such programs and documentation are recorded. The term "software,, does not include Spectradyne Programming.

     (bq) "Software Enhancement" means:

          (i) any changes or modifications to a function or functions of the Software that, with respect to Existing Software, existed as of the Effective Date or that, with respect to Vendor Software, existed as of the date the Vendor Software was implemented and

         (ii) all of those tasks performed throughout the development cycle starting with the analysis and requirements definition and continuing until acceptance by Spectradyne, including without limitation analysis, design, programming and testing, which are associated with the development of new Software, new Software modules or new functions for the Software (which new Software, Software modules and functions did not exist as of the Effective Date with respect to Existing Software or did not exist as of the date implemented with respect to Vendor Software).

     (br) "Software Maintenance" means:

          (i) with respect to Software which is proprietary to either Spectradyne or EDS, with the exception of Software developed by EDS under this Agreement, changes or corrections to the Software required to keep the Software operational in the same manner as it operated as of the Effective Date;

         (ii) with respect To new Software which is developed by EDS under this Agreement, changes or corrections to such developed Software required to keep the Software operational in the same manner as it operated on the date it was implemented;

        (iii) with respect to Vendor Software for which the Vendor provides maintenance, (a) any tasks required to apply maintenance supplied by a Vendor, (b) reporting to and assisting Vendors in resolving Vendor Software errors or deficiencies and (c) determining whether and in what time frame new releases from the Vendor will be installed and with respect to Vendor Software for which the Vendor no longer provides maintenance or for which the Vendor has provided EDS all source code and documentation sufficient for a reasonably skilled programmer to customize, maintain and enhance the Software, changes or corrections to the Software required to keep the Software operational in the same manner as it operated as of the Effective Date with respect to Existing Software.

     (bs) "Spares" has the meaning set forth in Schedule 6.6.

     (bt) "Special Effort" has the meaning set forth in Schedule 6.5.

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     (bu) "Special Effort Quote" has the meaning set forth in Schedule 6.5.

     (bv) "Spectradyne" has the meaning set forth in the Preamble.

     (bw) "Spectradyne Facility" has the meaning set forth in Section 4.1.

     (bx) "Spectradyne Hardware" means Headend Hardware, IRDs and any other Hardware, to which title or all other rights necessary to use are vested in Spectradyne or any Spectradyne Affiliate.

     (by) "Spectradyne Installation Site" means each location designated in an Authorized Field Service Order where a CDVRO System, IRD Systems and other Hardware described in such Authorized Field Service Order will be installed.

     (bz) "Spectradyne Installation Site Questionnaire" has the meaning set forth in Section 6.2.

     (ca) "Spectradyne Programming", means the video entertainment and interactive services offered to hotels and other facilities by Spectradyne.

     (cb) "Spectradyne Software", means the Software owned by Spectradyne identified in Schedule 1.3 (ag) , as amended from time to time by Spectradyne with EDS' consent, which consent will not be unreasonably withheld, delayed or conditioned.

     (cc) "Termination Fee" has the meaning set forth in Section 13.8 (b).

     (cd) "Termination Transition" has the meaning set forth in Section 13.6.

     (ce) "Transfer" has the meaning set forth in Section 3.3(a)(ii)

     (cf) "Transferred Software" has the meaning set forth in Section
          3.3(a)(ii).

     (cg) "Transition Period" has the meaning set forth in Section 3(a) of
          Schedule 9.1.

     (ch) "Transition Plan" has the meaning set forth in Section 6.1.

     (ci) "Transitioned Employees" has the meaning set forth in Section 2.3.

     (ci) "Uplink Facility" has the meaning set forth in Schedule 5.2.

     (ck) "Vendor" means (i) any person or entity that manufactures, publishes, distributes or licenses, ac the case may be, Hardware or Software and
          (ii) 'any person or entity (other than EDS) that provides services to Spectradyne and any person or entity that provides services to EDS.

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     (cl) "Vendor Hardware" means any Hardware provided to EDS or Spectradyne by a Vendor.

     (cm) "Vendor Software" means that Software the rights to which are licensed or owned by a Vendor.

     (cn) "Wells Fargo 11 has the meaning set forth in Section 1.3(bn).

1.4 Phase II Information Technology Services Agreement. Spectradyne and EDS have entered into good faith negotiations intending to (i) enter into a definitive written agreement setting forth each party's specific obligations related to Phase II information technology services and (ii) include in such definitive agreement terms and conditions under which Spectradyne would have the right, which right will be subject to such terms and conditions mutually agreeable to Spectradyne and EDS, to (x) enforce, in those markets described in Section 11.9, EDS' intellectual property rights arising out of intellectual property developed by EDS under such definitive agreement against third party infringers of such rights in the event that EDS elects not to so enforce its rights and (y) commercially exploit EDS' intellectual property rights arising out of intellectual property developed under such definitive agreement, which negotiations will continue for a reasonable period after the Effective Date. Notwithstanding the foregoing, except with regard to EDS' obligation set forth in this
     Section 1.4 to include in the definitive agreement for Phase II information technology services the specifications, delivery schedule and price (which delivery schedule and price are based upon EDS' assumptions set forth below) described in this Section 1.4 and in Schedule 1.4, EDS will have no obligation to perform any services described in this Section 1.4 until such time as such definitive written agreement is executed by both parties.

     Phase II information technology services will include the integration of Hardware and the development of Software interfaces to SPICE (a Spectradyne Software product)necessary to support Spectradyne's functional requirements and SPICE interface specifications, which functional requirements are set forth in Section 1.4(a) below and which SPICE interface specifications are set forth in Schedule 1.4, for Digitally Based Video On Demand System accessible by a number of simultaneous users. Any adjustment to the price for the Hardware for any such Digitally Based Video On Demand System and the related EDS support services, as currently set forth in Section 1.4(c), will be provided to Spectradyne by EDS after Spectradyne's approval of a prototype Digitally Based Video On Demand System. Each Digitally Based Video On Demand System will have and be subject to the following:

     (a) Digitally Based Video On Demand System Functionality. The Digitally Based Video On Demand System will store [ ] full length video programs, [ ] data sets, [ ] data sets and [ ] data sets. The Digitally Based Video On Demand System will

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          provide simultaneous viewing for [ ] viewers while sustaining a data transmission rate of [ ] kilobytes per second or greater.

          If Spectradyne requests that EDS change the functionality requirements for the Digitally Based Video On Demand System, EDS will report to Spectradyne within 10 days after such request EDS' good faith estimate of (i) the impact on the development schedule described in Section 1.4(b) and (ii) the impact on maximum prices described in Section 1.4(c). if Spectradyne requests that EDS make such changes, EDS will do so in accordance with such modified schedule and subject to such modified price.

     (b) Digitally Based Video On Demand System Development Schedule. EDS will provide a Digitally Based Video On Demand System for beta testing (meaning limited use and testing in one hotel) within eight months after the date on which Spectradyne and EDS mutually approve all functional requirements, system requirements, system specifications, Hardware specifications, Software specifications and user interface specifications applicable to such systems. EDS will approve or disapprove such specifications within 20 Business Days after EDS receives such specifications from Spectradyne.

          EDS will provide a Digitally Based Video On Demand System, which Digitally Based Video On Demand System will pass an acceptance test mutually agreed to by Spectradyne and EDS and be available for wide-scale use within four months after the commencement of the beta test (the "Delivery Date").

     (c) Price. Except as changed as a result of (i) a change by Spectradyne of the functionality requirements or (ii) a change by virtue of Spectradyne's failure to purchase [ ] Digitally Based Video On
          Demand Systems within [ ] months after the Delivery Date (as discussed below in this Section 1.4(c)), the prices set forth in this Section 1.4(c) are maximum prices.

          The price for the Hardware (including the operating system Software for such Hardware) for the Digitally Based Video On Demand System will not exceed [ ] (excluding any and all taxes for which Spectradyne is liable under Section 9.4) and the price for the maintenance of such Hardware (including the maintenance of the operating system Software for such Hardware) for a period of [ ] years (subject to Spectradyne and EDS mutually agreeing on response times and repair times for the maintenance services notwithstanding the first sentence of this
          Section 1.4(c)) will not exceed [ ].

          In addition to the prices set forth above in this Section 1.4(c), the price for the Software will not exceed [ ] per year for each Digitally Based

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          Video On Demand System and such price will include Software
          Maintenance. If Spectradyne or EDS desires to obtain Hardware for the Digitally Based Video On Demand System from a third party, Spectradyne and EDS will mutually agree on each party's respective rights and obligations related to such Hardware prior to Spectradyne obtaining such Hardware from such third party and the effects of such acquisition on each party's respective rights and obligations with respect to each Digitally Based Video On Demand System so affected.

          EDS' delivery schedule (as described above in Section 1.4(b)) and price (as described above in this Section 1.4(c)) are based on the assumption that Spectradyne will be obligated in the definitive Phase II information technology services agreement to purchase from EDS all Hardware and Software for [ ] Digitally Based Video On Demand
          Systems and execute Field Service Orders for the installation of all 1,000 Digitally Based Video On Demand Systems within [ ] months after the Delivery Date. If Spectradyne does not so obligate itself in such definitive agreement, EDS may revise any of the prices set forth in this Section 1.4(c).

          EDS will use commercially reasonable efforts to identify cost-effective, reliable products from reliable Vendors and to provide each Digitally Based Video On Demand System at or below the price set forth above in this Section 1.4(c).

          From and after the date that Digitally Based Video On Demand Systems are available for wide-scale use, EDS will review its costs and prices for supplying and maintaining the Digitally Based Video On Demand System twice a year. If EDS receives cost reductions from Vendors (on Vendor Hardware, Vendor Software, or services) and if EDS determines that, after subtracting such savings from the then current price of a Digitally Based Video On Demand System, the cumulative effect of such reductions will result in a price reduction equal to or greater than [ ] of the then current price for a Digitally Based Video On
          Demand System, then EDS will reduce its price for each Digitally Based Video On Demand System to Spectradyne from and after the date on which EDS makes such determination by an amount equal to [ ] of such savings. (For example, suppose that EDS determines as a result of its review that the cost of a widget required in the Digitally Based Video On Demand System is reduced from [ ] to [ ] and all other costs remain the same. EDS will then subtract [ ] from the price of the Digitally Based Video On Demand System. If the result is equal to or greater than [ ], less than the then current price for a Digitally Based Video On Demand System, then EDS will reduce the then current price for the Digitally Based Video On Demand System to an amount equal to [ ] (an amount equal to [ ] of the savings].)

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                                 ARTICLE II.
                        EMPLOYEES OF SPECTRADYNE AND EDS

2.1 Account Manager. EDS will provide an account manager (the "Account Manager") who will have overall responsibility for the management and coordination of the delivery by EDS of all Information Technology Services and will coordinate with and consult with the Designated Representative to assist Spectradyne in its establishment of appropriate Spectradyne information technology priorities and its effective use of the Information Technology Services. The Account Manager will coordinate with the Designated Representative in establishing priorities for providing Information Technology Services and conducting performance reviews set forth in Section 12.1. As reasonably requested by Spectradyne, the Account Manager will, with regard to EDS' performance of Information Technology Services under this Agreement, make management decisions, personnel, information, approvals and acceptances available to Spectradyne in order that the Information Technology Services may be accomplished in a timely manner. EDS may replace the Account Manager by providing written notice to Spectradyne. In addition, the Account Manager may identify in a writing provided to Spectradyne a substitute account manager who, in the event of sickness or absence of the Account Manager, will have all rights and obligations of the Account Manager under this Section 2.1 during such sickness or absence. If the Account Manager and the substitute account manager are both sick, absent or otherwise unavailable, the President of the Visual Services Division of EDS will serve as the account manager during such sickness, absence or unavailability.

2.2 Designated Representative. Spectradyne will maintain a designated representative (the "Designated Representative") for the term of this Agreement who is (i) a senior officer of Spectradyne, (ii) authorized to act as the primary point of contact for EDS in dealing with Spectradyne with respect to the Information Technology Services and (iii) authorized to make management decisions and, within the reasonable limits, if any, set forth in writing and delivered by Spectradyne to EDS from time to time, to financially obligate Spectradyne with regard to the Information Technology Services. The Designated Representative will interface with the Account Manager on all matters related to the performance of the Information Technology Services. As reasonably requested by EDS, the Designated Representative will make management decisions, personnel, information, approvals and acceptances available to EDS in order that the Information Technology, Services may be accomplished in a timely manner. Spectradyne may replace the Designated Representative by providing written notice to EDS. In addition, the Designated Representative may identify in a writing provided to EDS a substitute designated representative who, in the event of sickness or absence of the Designated Representative or with regard to specific duties (in which case such writing will specify such duties), will have all rights and obligations of the Designated Representative under this
     Section 2.2 during such sickness
     or absence or with regard to such duties. If such designee with responsibility for specific duties is sick absent or otherwise unavailable, the Designated Representative will have all rights and obligations of the designee. If the Designated Representative and the substitute designated representative are sick, absent or otherwise unavailable, or in the case of the designee (with regard to specific duties), the Designated Representative, the substitute designated representative and the designee are all sick, absent or otherwise unavailable, the President of the Spectradyne will serve as the designated representative during such sickness, absence or unavailability.

2.3 Transition of Spectradyne Personnel. Commencing on the Effective Date, EDS will offer employment to those employees of Spectradyne identified on
     Schedule 2.3 (the "Transitioned Employees") in accordance with EDS' normal employment policies, including an extension of an offer to accept EDS' standard employment agreement in effect as of the Effective Date. To the extent that a Transitioned Employee accepts such offer, such employment will commence as of the Effective Date. A copy of the form of such employment agreement is set forth in Schedule 2.3.

     Spectradyne will cooperate with EDS in EDS' performance of its obligations under this Section 2.3. Should EDS request that Spectradyne continue to make payments and/or provide benefits to the Transitioned Employees after they are hired by EDS until the Transitioned Employees can be integrated into the EDS payroll system, Spectradyne will do so as an administrative convenience until the Transitioned Employees can be integrated into the EDS payroll system but in no event for more than 45 days after the effective date of each such employee's employment by EDS. In such event, (a) such employee will be an EDS employee for the purposes of Section 14. 1 (b)
     (ii), (b) Spectradyne will be acting solely as an accommodation to EDS and
     (c) EDS will reimburse Spectradyne for all wages, benefits and reasonable, documented (in accordance with Spectradyne's then existing practices), reimbursable employee expenses paid by Spectradyne in connection therewith.

     EDS will use commercially reasonable efforts to assign to the Oracle implementation, and keep assigned to the Oracle implementation until such implementation is complete, those Transitioned Employees that were, immediately prior to the Effective Date, working on the Oracle implementation.

                                  ARTICLE III.
                         OBLIGATIONS RELATED TO CERTAIN
                          SOFTWARE AND LEASED HARDWARE

3.1 Assumption of Leases. Commencing as of the Effective Date, Spectradyne will assign to EDS, and EDS will assume all rights and obligations of Spectradyne in the leases between Spectradyne and the applicable Vendors set forth in Schedule 3.1 (the "Leases"). Without limiting EDS' obligations under this

     Agreement, EDS may, in its sole discretion and in accordance with the terms and conditions of the Leases or as otherwise agreed by EDS and the applicable lessor, terminate or extend each Lease.

3.2 Inventory and Inspection. Spectradyne will prepare and submit to EDS the following within 60 days after the Effective Date:

     (a) a list of Existing Software, which list will be incorporated by reference into this Agreement as a revised Schedule 1.3(ag) on such list of Existing Software, Spectradyne will specify that Software which is Spectradyne Software, Vendor Software, Transferred Software and Accessed Software.

     (b) a list of Existing Functionality, which list will be incorporated by reference into this Agreement as Schedule 4.2. In addition, Spectradyne will provide EDS with copies of all Spectradyne procedures which relate to the provision of Existing Functionality.

     (c) a list of all Maintained Hardware, which list will be incorporated by reference into this Agreement as Schedule 4.5. In addition, Spectradyne will provide EDS with copies of all maintenance agreements with any third parties which relate to the maintenance of the Maintained Hardware.

     (d) a list of all Maintained Software, which list will be incorporated by reference into this Agreement as Schedule 4.6. In addition, Spectradyne will provide EDS with copies of all maintenance agreements with any third parties which relate to the maintenance of the Maintained Software.

     (e) a list of site diagrams, specifications, electrical and wiring information, installation procedures, inventory lists and other information identifying and describing the equipment installed at each Old Base Site.

3.3 Obligations Related to Vendor Software. In addition to the rights and obligations set forth in Article XI, Spectradyne will have the following obligations with respect to Vendor Software licensed or obtained by Spectradyne from a Vendor:

          (a) For all Vendor Software listed in Schedule 1.3 (ag), Spectradyne will either provide Access to such Vendor Software to EDS as provided in Section 3.3 (a) (i) below or Transfer such Software to EDS as provided in Section 3.3(a)(ii) below.

               (i) With regard to Spectradyne's obligations to provide EDS with Access to Vendor Software, Spectradyne will secure and maintain for EDS the right to access, display, operate, execute, modify and otherwise use (collectively, "Access") such Vendor Software in connection with the performance of the Information Technology Services. (All Vendor Software to which Spectradyne provides EDS Access under this Section 3.3(a)(i) will be referred to as "Accessed Software.") EDS will, except as provided for in Item 3 of Schedule 4.6, have no obligation to perform or provide any Software Enhancement or Software Maintenance of such Accessed Software.

               (ii) With regard to Spectradyne's obligations to Transfer Vendor
                    Software to EDS, Spectradyne will transfer all rights and obligations it has under any and all licenses related to each copy of such Vendor Software ("Transfer") -(All Vendor Software to which Spectradyne Transfers to EDS under this Section B. 3 (a) (ii) will be referred to as "Transferred Software.") Commencing with the effective date of any such Transfer, EDS will pay all fees and costs related to the license of such Transferred Software and will pay for all Software Enhancements and Software Maintenance available from the applicable Vendor.

          (b) Spectradyne will be responsible for obtaining any consents from third parties necessary for Accessed and Transferred Software, including without limitation the payment of any cost or expense associated with the applicable Vendor's consent to such Transfer or Access, such as access fees, transfer fees and upgrade fees. Spectradyne will either Transfer or provide Access to all Vendor Software listed in Schedule 1.3 (acr), and all such Vendor Software will be made available to EDS in such form and on such media as EDS may reasonably request. If Spectradyne determines that it is commercially unreasonable to Transfer or provide Access to any item of Vendor Software, Spectradyne may provide alternative Vendor Software to EDS in such item's stead with EDS' prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

3.4 Purchase of Vendor Hardware and Software from EDS. Subject to the provisions of Section 7.2, Vendor Hardware and Vendor Software that Spectradyne procures from EDS will be procured in accordance with the terms and conditions set forth in Schedule 3.4.

                                  ARTICLE IV.
                         FACILITIES MANAGEMENT SERVICES

4.1 General. The services provided by EDS under this Article IV (the "Facilities Management Services") will support the management and information service

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     operations conducted at the Spectradyne facilities located in Richardson,
     Texas or in any replacement or successor facilities located within 10 miles of Spectradyne's facility located at 1501 North Plano Road, Richardson, Texas 75081 (collectively, the "Spectradyne Facility"). Generally, EDS will operate and manage Spectradyne's IS&S operations in existence immediately prior to the Effective Date, provide Existing Functionality, transition certain Spectradyne employees, maintain documentation, provide training and support, provide certain Hardware maintenance, provide certain Software maintenance, perform local and wide area network administration, safeguard and retain Spectradyne's data and (to the extent requested by Spectradyne) perform certain Software development (including implementation of Vendor Software), all including such increase in services as may arise from normal internal growth over the term of this Agreement and can be performed using the compute environment existing as of the Execution Date (as benchmarked under Section 4.2). In addition to their obligations in this Article IV and elsewhere in this Agreement, EDS and Spectradyne will each perform the facilities management obligations set forth in Schedule 4.1.

4.2 Management of Spectradyne's Existing Operations. EDS will (a) manage the existing (as of the Execution Date) communication link between local area networks located in Richardson, Texas and Brampton, Ontario, Canada, (b) manage the local area networks, Hardware and Software and related information technology operations of Spectradyne conducted at the Spectradyne Facility, (c) provide the functionality set forth in Schedule
     4.2 (the "Existing Functionality") and (d) provide the compute environment existing as of the Execution Date (as measured by a benchmark test to be completed within 10 Business Days after the Effective Date), as modified from time to time by mutual agreement of the Designated Representative and the Account Manager. EDS will have no responsibility for any information technology operations of Spectradyne conducted at any location other than the Spectradyne Facility, unless requested by Spectradyne under Section 7.1.

4.3 Documentation. Spectradyne will provide to the Account Manager all documentation for (a) all Hardware subject to Leases, (b) all Maintained Hardware and (c) all Existing Software. EDS will maintain such documentation as well as documentation for any Software that is utilized from time to time by EDS to provide the Facilities Management Services, Network Services or Field Services. EDS will provide Spectradyne access to such documentation as reasonably requested by Spectradyne for purposes of establishing and maintaining procedures for the preparation of input, operation and utilization of output of such Software, subject, however, to any applicable confidentiality restrictions respecting any such Software. All documentation developed by EDS under this Agreement is and will be owned by EDS, but EDS will provide one copy of such documentation to Spectradyne for Spectradyne's internal use. In addition, Spectradyne may, at Spectradyne's cost and expense, reproduce the documentation for, and distribute such documentation to, each workstation operated by a Spectradyne employee that is located at a facility other than the Spectradyne Facility.
     Spectradyne's use of any and all documentation after the Effective Date is and will be subject to the limitations set forth in the applicable Software license.

4.4 Training and Support. Spectradyne will identify to EDS those Spectradyne employees who will require training from EDS and who will, in turn, train all other Spectradyne employees. EDS will provide Software training sessions and a training manual for such trainers, including training in the preparation of input for and the appropriate use of output from the Software, at the Spectradyne Facility. EDS will use commercially reasonable efforts to assist Spectradyne employees in their operation of the Existing Software and that Software listed on Schedule 4.4.

4.5 Hardware Maintenance. EDS will perform, or obtain from a third party and assume financial responsibility for, the maintenance of the Hardware identified on Schedule 4.5 (the "Maintained Hardware"). Any additions to or substitutions for Maintained Hardware after the Effective Date may be subject to additional charges, but no additions or substitutions will take place unless and until the parties mutually agree on any such additional charges.

4.6 Software Maintenance. EDS will perform, or obtain from a third party, and assume financial responsibility for the maintenance of, the Software identified on Schedule 4.6 (the "Maintained Software"). Any additions to or substitutions for Maintained Software after the Effective Date may be
     subject to additional charges,  but  no   additions  or substitutions will
     take place unless and until the parties mutually agree on any such additional charges.

4.7 Local and Wide Area Network Administration and Availability. EDS will perform shared resource utilization analysis, disk utilization analysis, environment management, domain management, interdomain management, communication assistance, standardization, preventative maintenance and such other similar local area network administration tasks at the Spectradyne Facility as are requested from time to time by the Designated Representative. In addition to the obligations above in this Section 4.7, EDS will, working in conjunction with Spectravision of Canada personnel, provide support for the local area network in Brampton, Ontario, Canada.

4.8 Safeguarding and Retention of Spectradyne Data. EDS will implement procedures for the backup and protection of Spectradyne's data and will store all media containing such data in accordance with the safeguards described on Schedule 4.8.

4.9  Development of Certain Software.  EDS will, subject to the provisions of
     Section 11.4 and Section 11.5 and in accordance with the provisions of
     Schedule 4.9, develop the following:

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     (a)  at no additional charge beyond the Base Service Charge, (i) field service inventory management Software and maintenance tracking system Software and (ii) an enterprise-wide data model in accordance with
          Section I(f) of Schedule 4.1 which will set forth functionality for certain Software to be developed by EDS under Section 4.9(b) and

     (b) to the extent so requested by Spectradyne in accordance with Section 7.2, the Software to be set forth in Schedule 4.9 (b) based on the results of the enterprisewide data model and containing such functionality as is mutually agreed by Spectradyne and EDS. EDS will begin such Software development at such time as is mutually agreed by Spectradyne and EDS. The charges to be paid by Spectradyne, if any, for such Software will be set forth in a development budget to be mutually agreed upon by Spectradyne and EDS. Such charges will be in addition to all other charges described in this Agreement. (Spectradyne and EDS will mutually agree as to the specific applications for which such Software will be developed and implemented within such budget.) At or about such time as EDS provides the budget described above to Spectradyne, EDS will also provide any additional terms and conditions that relate to such development, and Spectradyne and EDS will mutually agree on such terms and conditions before EDS commences any such development.

          To the extent Spectradyne desires that any other Software be developed during the term of this Agreement, such Software development will be an Additional Service under Section 7.1, and EDS will have a right of first refusal to perform such Software development subject to the provisions of Section 7.2.

          (All Software developed by EDS under this Section 4.9 is referred to as "Developed Software".)

4.10 Facilities Management Services Performance Criteria. EDS' performance of the Facilities Management Services described above will be subject to the performance criteria set forth in Schedule 4.10. If EDS fails to perform the Facilities Management Services to the extent described in Section 14.4(a), EDS will pay to Spectradyne liquidated damages as described in
     Section 14.4(a).

                                   ARTICLE V.
                                NETWORK SERVICES

5.1 General. EDS will provide the services described in this Article V (the "Network Services") on an "as scheduled" basis. Generally, Network Services include uplink services, tape playback services, transponder services, transmission monitoring services and support services.

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

5.2 Uplink and Tape Playback Services. EDS will provide the uplink and tape playback services set forth in Schedule 5.2. Spectradyne may obtain transportable uplink services and special event broadcast, monitoring and downlink services for special events that Spectradyne desires to broadcast in accordance with EDS' standard terms and conditions as Additional Services under Section 7.1, and EDS will have a right of first refusal to perform such transportable uplink services and other services described in this Section 5.2 subject to the provisions of Section 7.2.

5.3 Transponder Services. EDS will contract with a Vendor to obtain the transponder capacity necessary to support (i) the broadcast of [ ] compressed digital video channels operating at [ ] megabits per second commencing on October 1, 1993 and continuing for a period of 4 months thereafter, (ii) the broadcast of [ ] compressed digital video channels operating at [ ] megabits per second for a period commencing on or about February 1, 1994 and continuing for a period of approximately 24 months thereafter and (iii) the broadcast of [ ] compressed digital video channels operating at [ ] megabits per second or greater for a period commencing on or about February 1, 1996 and continuing thereafter until such time as Spectradyne and EDS may otherwise mutually agree. EDS will provide all of such transponder capacity to Spectradyne under this Agreement.

     If Spectradyne and EDS mutually agree that Spectradyne has excess transponder capacity and Spectradyne requests that EDS sell such capacity to one or more third parties, EDS will use all commercially reasonable efforts to sell such capacity to one or more third parties. In such event, EDS will be reimbursed its actual expenses incurred in effecting such sale(s) from the proceeds derived from such sale as received. All remaining proceeds will be shared between Spectradyne and EDS, with Spectradyne receiving [ ] percent of such proceeds and EDS receiving [ ] percent of such proceeds.

     Nothing in this Agreement will prohibit Spectradyne from selling such excess capacity itself or through a third party agent; provided, however, that Spectradyne notifies EDS of such intent to sell and coordinates such sale with EDS. In such event, EDS will receive no portion of the proceeds of such sale unless such sale requires EDS to incur any cost or otherwise expend any resources (other than coordination of the sale), in which event EDS will be reimbursed its actual expenses from the proceeds of such sale as received.

     If Spectradyne sells such excess capacity itself or through a party other than EDS and the use, operation or management of such transponder capacity by the purchaser, the broker or any agent of either party interferes with EDS' performance of Information Technology Services under this Agreement or any third party's programming being transmitted off of such satellites, EDS will have no liability to Spectradyne or any third party for any diminution in such Information Technology Services, including without limitation any diminution in the performance of any Hardware, Software, On-Site System, signal or the

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     network.  (For the purpose of Section 14.1(c), any such programming using such excess capacity will be construed as Spectradyne Programming.) EDS will not be excused from any such liability under this Agreement if EDS is the seller, or arranged, through a broker or agent of EDS, for the sale, of such excess capacity. Notwithstanding the foregoing, if Spectradyne sells such excess capacity itself or through a party other than EDS and the use, operation or management of such transponder capacity by the purchaser, the broker or any agent of either party interferes with EDS' performance of Information Technology Services under this Agreement, EDS will use commercially reasonable efforts to notify Spectradyne of any such interference promptly upon EDS becoming aware of such interference and, to the extent that EDS is not required to undertake any financial obligation for which it will not be paid by Spectradyne, cooperate with Spectradyne in taking any remedial actions.

5.4 Transmission Monitoring Services. EDS will verify the uplink transmission quality and satellite transmission (or other signal source) quality. EDS will sample video and audio test signals and check such signals using waveform monitoring, spectrum analysis, vector analysis and audio analysis for compliance with the specifications for such signal to which Spectradyne and EDS have mutually agreed. Abbreviated tests will be performed during each broadcast, and complete tests will be performed once each calendar month. EDS will perform all such services at the EDS Information Management Center located in Plano, Texas.

5.5 Support Services. EDS will provide the engineering and management of microwave, cable and other telecommunications-based distribution of Spectradyne Programming.

5.6 Changes to Network Services. From time to time, the parties may agree in an Authorized Field Service Order to alter the Network Services to be provided for a particular Spectradyne Installation Site. The description of the changes to the Network Services and any changes to the charges therefor will be documented in the Authorized Field Service Order as an amendment to the Network Services and Network Services charges for that Spectradyne Installation Site.

5.7 Network Service Performance Criteria. EDS' performance of the Network Services described above will be subject to the performance criteria set forth in Schedule 5.7. If EDS fails to perform the Network Services to the extent described in Section 5, of Schedule 5.7, EDS will pay to Spectradyne liquidated damages as described in Section 14.4 (b).

                                  ARTICLE VI.
                                 FIELD SERVICES

6.1 General. EDS will perform the field services described in this Article VI (the "Field Services") from the Effective Date and for the term of this Agreement

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

     for all sites in which EDS installs, or through the use of a subcontractor causes to be installed, Hardware. EDS' obligations as to any site under this Section 6.1 will commence on the date that the installation commences and will end on the End Date. For Field Services related to all other sites, EDS will perform Field Services at such sites commencing with the date(s) set forth in the transition plan set forth in Schedule 6.1 (the "Transition Plan") or as otherwise agreed by EDS and Spectradyne.

     Generally, the Field Services include the performance of all Installation Services, on-site warranty service and on-site maintenance of all video delivery equipment, including without limitation videocassette players, racks, frequency agile modulators, CDVRO Systems, IRDs and equipment used to deliver "free-to-guest" and "interactive" services (including maintaining delivery of signals at quality levels specified in Schedule 5.7 for "free-to-guest" and compressed digital programming to sites), supervision of any work subcontracted by EDS to a third party, provision of the Customer Assistance Center, facilitation of the return of in-room units to Spectradyne for repair and such other field service obligations as EDS and Spectradyne may mutually agree.

6.2 Field Service Orders. From time to time, Spectradyne will complete and issue to EDS service orders (each a "Field Service Order") with respect to Old Base Sites and New Base Sites in substantially the form set forth in
     Schedule 6.2. Each Field Service Order will request EDS to provide specified Field Services. In those instances where the Field Service Order requests that EDS perform an installation, Spectradyne will complete and attach to such Field Service Order a questionnaire (the form of which is
     set forth in Appendix      to the Transition Plan, the "Spectradyne
     Installation Site Questionnaire") for each new Spectradyne Installation Site (meaning each such site where an installation has not been previously performed by EDS) set forth in such Field Service Order. A Spectradyne Installation Site Questionnaire may, but is not required to, accompany each Field Service Order involving a Spectradyne Installation Site at which Spectradyne Hardware and/or EDS Hardware has previously been installed.

     (a) EDS will accept or reject each Field Service order within five Business Days of EDS' receipt of such Field Service Order. Any Field Service Order not rejected by EDS in writing in accordance with
          Section 6.2(b) and Section 6.2(c) within five Business Days after EDS receives such Field Service Order will be deemed accepted.

     (b) EDS will accept Field Service Orders by signing and returning the Field Service Order to Spectradyne (an "Authorized Field Service Order"). Only Authorized Field Service Orders will be binding on the parties, and neither party will have any liability or obligation under this Agreement for any Field Service Order other than Authorized Field Service Orders.

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

     (c) EDS will accept all Field Service Orders that comply with the terms and conditions of this Agreement. ALL Field Service Orders will:

          (i) require only the installation or maintenance of Hardware or Software set forth in Schedule 1.3(n) or Schedule 6.2(c)(i) or require maintenance of any videocassette players or other video delivery equipment, which Schedules may be amended at any time by mutual agreement of Spectradyne and EDS (such Hardware and Software not set forth Schedule 1.3(n) and Schedule 1.3(ag) is referred to as "Non-Standard Products"),

          (ii) together with all Authorized Field Service Orders, cause EDS to perform no more than 400 installations (unless otherwise mutually agreed by Spectradyne and EDS) in any given calendar month,

          (iii) request Network Services and Field Services in accordance with an installation plan to be developed and mutually agreed to by Spectradyne and EDS as part of the Transition Plan and

          (iv) not require the maintenance by EDS of Non-Standard Products, unless otherwise agreed by EDS.


          If EDS rejects a Field Service Order, EDS will give Spectradyne a written statement of the reasons for such rejection. If the parties are unable to mutually agree on a revision of the Field Service Order, Spectradyne will, by written notice to EDS, withdraw the Field Service Order and then may issue a revised Field Service Order that complies with the terms and conditions of this Agreement for the same Spectradyne Installation Site. Spectradyne will issue any revised Field Service Order within five Business Days from the date the previous Field Service Order is rejected. If Spectradyne revises and resubmits a Field Services order under this Section 6.2, and such revised and resubmitted Field Service Order is rejected by EDS for reasons that Spectradyne, in good faith, believes are arbitrary, Spectradyne may submit the issue of such rejection to review and, if unresolved to Spectradyne's satisfaction, arbitration under the provisions of Article XII.

          Spectradyne may, subject to the provisions of Section 7.2, make arrangements with another Vendor for the installation and maintenance of Non-Standard Products and the performance of the miscellaneous services described in Section 2 of Schedule 6.6.

     (d) If Field Services remain to be performed under a Field Service Order after any termination or expiration of this Agreement, EDS will have no

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

          obligation to perform and no other liability for any such Field Services after the End Date.

6.3  Changes to and Cancellations of Field Service Orders.  Spectradyne may

     (a) change or cancel a Field Service Order at any time without charge, penalty or other liability.

     (b) change or cancel an Authorized Field Service Order at any time before EDS has commenced work under the Authorized Field Service Order without charge, penalty or other liability.

     (c) change or cancel an Authorized Field Service Order at any time after EDS has commenced work under the Authorized Field Service Order, provided, however, in such event, Spectradyne will pay to EDS an amount equal to EDS' incremental cost, if any, resulting from such change or cancellation, for such effort plus ten percent (the latter being an allocation for general administrative costs). EDS will use commercially reasonable efforts to mitigate such incremental casts incurred by EDS.

Changes, to (but not cancellations of) an Authorized Field Service Order will be processed as a new Field Service Order and are subject to the approval of EDS as provided in Section 6.2.

6.4 Provision of Certain Hardware and Software. EDS will provide to Spectradyne CDVRO Systems and IRD Systems identified in and ordered pursuant to Authorized Field Service Orders, subject, however, to the provisions of, Section 3.4. In addition, after SPI Holding, Inc. has entered into 2,200 Leases for Personal Computer Functionality under the PCFM (as such capitalized term is, for the purposes of this Section 6.4, defined therein), EDS will, if requested by Spectradyne or by SPI Holding, Inc. if Spectradyne has assigned its rights and obligations under this
     Section 6.4 to SPI Holding, Inc. in accordance with Section 15.8, provide to Spectradyne (or SPI Holding, Inc., as the case may be) Personal Computer Functionality in accordance with the provisions of Schedule 6.4 in conjunction with CDVRO Systems and IRD Systems at New satellite Base Sites. EDS will, in addition to its Field Service obligations related to other Hardware under this Article VI, maintain each such Personal Computer that EDS provides under this Agreement in accordance with Schedule 6.4.

     Title in all CDVRO Systems, IRD Systems and Personal Computers for New Satellite Base Sites provided by EDS under this Agreement will remain in EDS, provided, that (i) title to CDVRO Systems will transfer to Spectradyne on the fifth anniversary of the date on which each such CDVRO System is installed or as provided in the Termination Transition if this Agreement is terminated prior to such fifth anniversary and (ii) title to the Personal

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     Computers (meaning Personal Computers provided under this Agreement) will transfer to Spectradyne in accordance with Schedule 6.4 or as provided in the Termination Transition if this Agreement is terminated prior to the fifth anniversary of the date on which such Personal Computer is installed.

     If Spectradyne adds [ ] New Satellite Base Sites, Spectradyne and EDS will, within 10 Business Days after the date on which such [ ]
     New Satellite Base Site is added, meet and review EDS' costs related to the CDVRO Systems, IRD Systems and Personal Computers. If the costs for such CDVRO Systems, IRD Systems and Personal Computers materially increase or decrease compared to EDS' costs on the effective date of the PCFM, then Spectradyne and EDS will enter into good faith negotiations for the purposes of revising the prices for CDVRO Systems, IRD Systems and Personal Computer Functionality. Upon the completion of such negotiations,
     Schedule 9.1 will be amended to reflect such prices (which prices will in no event increase or decrease by more than [ ] percent), and such pricing will become effective 30 days after the effective date of such amendment.

6.5 Installation. EDS will provide the installation services (the "Installation Services") for CDVRO Systems, IRD Systems, Personal Computers (provided under Section 6.4) and such other Hardware and Software as the parties may mutually agree at Spectradyne Installation Sites, as each Spectradyne Installation Site is identified in the applicable authorized Field Service Order. Notwithstanding the foregoing, Spectradyne may submit Field Service Orders for more installations than are contemplated in the installation plan created as part of the Transition Plan, and EDS will, in accordance with Section 6.2, authorize such Field Service Orders and perform such Installation Services as an Additional Service under Section
     7.1. Schedule 6.5 more particularly sets forth the Installation Services, including without limitation Special Efforts for Installation Services.

6.6 Customer Assistance Center and Maintenance Services. EDS will provide the Customer Assistance Center and maintenance support services set forth in
     Schedule 6.6.

6.7 Geographic Area Covered by Field Services. Field Services, including, in addition to the Field Services themselves, all financial obligations related to vehicle leases, equipment leases and real property leases for each district, will be transitioned from Spectradyne to EDS in accordance with the Transition Plan or as otherwise mutually agreed by Spectradyne and EDS over the term of this Agreement. Spectradyne intends to transfer to EDS the responsibility for all Field Services for all sites located in North America, including the continental United States, Alaska, Hawaii, Canada, Mexico, the Virgin Islands and Puerto Rico and including those locations commonly referred to by Spectradyne and EDS as "studio sites" or "studio locations", which number is currently estimated to be 2,500 ("All North American Sites").

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

     Spectradyne represents that Spectradyne is reviewing a proposal from a third party real estate consultant for the purposes of identifying and engaging the services of such consultant (at Spectradyne's expense) to negotiate the termination of real property leases for which EDS would assume financial responsibility after the applicable district is transitioned to EDS under the Transition Plan. To the extent that such consultant is able to terminate any such leases and savings result (meaning the difference between (i) what Spectradyne and EDS, collectively, would have paid if such lease had continued through the end of the term of such lease and (ii) the amount actually paid, if anything (other than the consultant's fees), Spectradyne and EDS will share in the savings. In such event, Spectradyne will be reimbursed its actual expenses incurred in effecting such terminations, including without limitation such consultant's fee, and all remaining savings will be shared between Spectradyne and EDS, with EDS receiving [ ] percent of such savings and Spectradyne receiving
     [ ] percent of such savings.

6.8 Field Service Performance Criteria. EDS' performance of the Field Services described above will be subject to the performance criteria set forth in
     Schedule 6.8. If EDS fails to perform the Network Services to the extent described in Section 1 of Schedule 6.8, EDS will pay to Spectradyne liquidated damages as described in Section 14.4 (c) .

     EDS' compliance with the performance criteria described in this Section 6.8 will be measured through reports generated by the Customer Assistance Center and will be monitored, and corrected to the extent required, as a part of the quality review process described in Section 8.4. Such reports will be provided to Spectradyne on a monthly basis, as performance levels may otherwise require or as Spectradyne and EDS may otherwise mutually agree. The Customer Assistance Center will be the EDS point of contact for all trouble reporting and resolution related to Field Services. The Customer Assistance Center will accumulate data based on the number of calls, the type of calls, the trouble reported, the response time, the resolution or repair time and such other information as Spectradyne and EDS may mutually agree. Spectradyne and EDS will consult with each other on the format of all reports.

6.9 Disaster Recovery. Generally, if a natural or man made disaster occurs at or with the EDS uplink facility, the leased transponder, the leased satellite or one or more of Spectradyne's customer's facilities, EDS will promptly assess what services have been impacted, the degree of damage to Hardware located inside and outside of such site and the physical ability to restore permanent or temporary service based on the condition of the site and the Hardware. Based on such assessment, EDS will determine what Hardware and human resources are required to restore service, where the resources are located, how quickly the resources can be deployed and what the costs will be as a function of the response time. EDS will notify Spectradyne immediately of any such disaster and will consult with Spectradyne at each stage of the implementation of any disaster recovery plan.

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     More specifically, if a natural or man made disaster affects one or more of the following pieces of hardware, the following specific procedures will be implemented:

     (a) Transponder Failure. If a transponder provided by a Vendor to EDS to transmit a signal for Spectradyne is unable to transmit such signal, then EDS will contact such Vendor and will, at no addition to the Field Service Charges set forth in Schedule 9.1 (except as set forth in Section 6. 9 (b) (i)) , use good faith efforts to cause such Vendor to attempt to restore, and complete such restoration,of, transmission capability using on-board spares, if available, within 24 hours of such failure. If the use of on-board spares fails to restore transmission capability, at no addition to the Field Service Charges set forth in Schedule 9.1 (except as set forth in Section 6.9 (b)
          (i)), EDS will use good faith efforts to cause the applicable Vendor to make an alternate transponder on the same satellite available for transmission of the signal within 48 hours of such failure.

     (b) Satellite Failure. If the satellite being used by EDS to provide transmission services for Spectradyne fails, a team including management personnel of Spectradyne, EDS and the applicable Vendor will promptly assess the following options and implement the solution Spectradyne and EDS mutually agree is the most appropriate as soon as practicable: (i) locate an alternative space segment and repoint each CDVRO System such that the CDVRO Systems are capable of receiving the signal from such other satellite within 60 days of such failure, which solution will involve an addition to the Field Service Charge set forth in Schedule 9.1 (determined on a time and materials basis, with no profit factor) or (ii) such other solutions as Spectradyne, EDS and the applicable Vendor may mutually agree.

     (c) Uplink Failure - Outdoor Hardware. If the outdoor earth station transmission Hardware being used by EDS to transmit a signal for Spectradyne fails, EDS will, without increasing the Field Service Charge set forth in Schedule 9.1, use commercially reasonable efforts to implement one or more of the following: (i) restore all or part of the service within 8 hours of such failure by rerouting traffic via terrestrial links to alternate uplink locations, (ii) restore all or part of the service within 8 hours of such failure using undamaged EDS Hardware located at such site, (iii) restore all or part of the service within 48 hours of such failure using transportable earth stations until such time as the failed hardware is repaired or (iv) restore all or part of the service within 48 hours of such failure by moving program replay Hardware to an alternate transmission facility.

     (d) Uplink Failure - Indoor Hardware. If the indoor earth station transmission Hardware being used by EDS to transmit a signal for

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

          Spectradyne fails, EDS will, without increasing the Field Service Charge set forth in Schedule 9.1, use commercially reasonable efforts to promptly implement one or more of the following: (i) restore all or part of the service within 8 hours of such failure by rerouting traffic via terrestrial links to alternate playback/uplink locations,
          (ii) restore all or part of the service within 8 hours of such failure using undamaged EDS Hardware located at such site, (iii) restore all or part of the service within 48 hours of such failure using transportable playback facilities until such time as the failed hardware is repaired or (iv) restore all or part of the service within 24 hours of such failure by moving program replay and/or encoding hardware to an alternate transmission facility. EDS will provide a disaster recovery plan for each such eventuality mutually acceptable to Spectradyne and EDS and incorporate such plan into this Agreement by adding such plan to this Agreement as Schedule 6.9, which plan will include the obligations set forth in this Section 6.9 above and the more specific obligations of EDS, Spectradyne and the applicable Vendors. Spectradyne will use good faith efforts to promptly review, modify, if necessary, and approve such disaster recovery plan within 60 days after the Effective Date.

                                  ARTICLE VII.
                              ADDITIONAL SERVICES

7.1 Additional Products and Services. During the term of this Agreement, Spectradyne may request and EDS may offer products and services that are beyond the scope of this Agreement. Additional products are any Non-Standard Products and any other products that Spectradyne may desire beyond those contemplated in this Agreement (the "Additional Products") . Additional services are any services other than the Facilities Management Services described in Article IV, the Network Services described in Article V, the Field Services described in Article VI, and those services described in Sections 7.2(b)-(d) and that relate to Spectradyne's information technology needs (the "Additional Services"). No Additional Products or Additional Services will be provided by EDS or charged to Spectradyne unless the description of the products and/or services to be provided, the price to be paid and any additional or modified terms and conditions (meaning additional to or modifications of the terms and conditions of this Agreement) are mutually agreed to in a writing signed by the Account Manager and the Designated Representative and then added as an addendum to this Agreement.

7.2 Right of First Refusal Regarding Additional Products and Additional Services. During the term of this Agreement, if Spectradyne desires (a) Additional Products, (b) software development services in addition to those set forth in Section 4.9(a) and Section 4.9(b), (c) transportable uplink services described in Schedule 5.2 or (d) miscellaneous on-site support described in Section 2 of Schedule 6.6, EDS will have a right of first refusal to provide such products and perform such services. Spectradyne will notify EDS of such Additional

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

     Products and such services in writing on or before the date on which it notifies any Vendor that Spectradyne may consider for the provision of such Additional Products or performance of such services. EDS will provide Spectradyne with written notice of EDS' decision as to whether or not EDS would like to provide the Additional Products or perform the services described by Spectradyne within 10 Business Days of EDS, receipt of a complete, written description of the Additional Products and/or services Spectradyne desires and the date on which EDS will provide Spectradyne with a proposal for such Additional Products and/or services.

     Spectradyne may obtain bids from Vendors, and to the extent that Spectradyne obtains such bids, Spectradyne will compare the charges of such Vendors providing similar quality products and/or performing similar quality services (in each case meaning similar quality to that of EDS) against the charges set forth in EDS' written quote. If it is determined that EDS' charges are more than [ ] percent greater than those of the third party that Spectradyne would otherwise choose to provide such Additional Products and/or perform such services, then EDS will have a right of first refusal to provide such Additional Products and/or to perform such services and, if EDS so elects by providing written notice to Spectradyne of such election within 5 Business Days after Spectradyne's notice to EDS of the amount of such Vendor's quote, Spectradyne will engage EDS to provide such Additional Products or services for an amount equal to the amount set forth in such Vendor's quote plus [ ] percent. If EDS elects not to provide such Additional Products and services, Spectradyne will be free to have such lower priced Vendor provide such Additional Products or perform such services. If EDS' charges are less than [ ] percent greater than those of such Vendor, Spectradyne will engage EDS to provide such Additional Products and/or perform such services.

     To the extent that Spectradyne desires Additional Services that Spectradyne elects not to use Spectradyne employees to perform, Spectradyne will provide EDS with notice of such Additional Services and an opportunity to bid on such Additional Services. Spectradyne may purchase Additional Services in its sole discretion.

     Spectradyne agrees that if it uses a Vendor to provide Additional Products or perform services related to its information technology needs, EDS will have no responsibility for any such Additional Products or services performed or the effects of such Additional Products or services on any Hardware or Software or related performance criteria. Spectradyne will use commercially reasonable efforts to prevent such Additional Products and services from adversely affecting the ability of EDS to perform its obligations under this Agreement or increase the expense to EDS to perform its obligations under this Agreement. To the extent that such Additional Products or services adversely affect EDS' ability to meet a performance standard set forth under this Agreement or to otherwise perform its obligations under this Agreement, EDS will be relieved

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     of such obligations, and Spectradyne will, nonetheless, pay EDS for any such Information Technology Services performed.

                                 ARTICLE VIII.
                    WARRANTIES, REMEDIES AND QUALITY REVIEW

8.1 Warranties from Vendors. EDS has obtained or will obtain from each applicable Vendor an agreement that all warranties made by such Vendor related to Vendor Hardware and Vendor Software procured by Spectradyne from or through EDS under this Agreement (express or implied, if any) will pass through or be assigned to Spectradyne. Execution of this Agreement by Spectradyne or acceptance of this Agreement by EDS will in no manner be construed to relieve any Vendor of the requirements to fulfill all obligations of such Vendor to Spectradyne as if Spectradyne were a direct purchaser from such Vendor. Spectradyne agrees to look solely to the applicable Vendor for any and all warranty claims with respect to any such Vendor Hardware and Vendor Software except for the warranties from EDS set forth in Section 8.2.

     (a) EDS Software. EDS warrants that, for a period of one year from the date on which any particular EDS Software is installed, such EDS Software will operate in accordance with the applicable specifications.

     (b) Vendor Hardware and Vendor Software. In addition to those warranties provided by the Vendors, EDS warrants, as to any Vendor Hardware or Vendor Software acquired by Spectradyne by or through EDS pursuant to this Agreement, that

          (i) EDS has all necessary authority, right and power to convey good, marketable and unencumbered title to all such Vendor Hardware to which title will pass to Spectradyne under this Agreement, and that EDS is authorized by the applicable Vendor to market and provide such Vendor Software, subject to the applicable license agreements, to Spectradyne and

          (ii) any such conveyance is or will be in accordance with EDS' agreements with the applicable Vendor of such Vendor Hardware or Vendor Software and is not in violation of or in conflict with any law, rule or regulation which, if violated by EDS, the liability for such violation would flow in part or in whole to Spectradyne or any other EDS obligation to any third party.

          (For the purposes of this Section 8.2 (b), the Vendor may or may not be the owner of the applicable intellectual property rights but represented and warranted to EDS that it has, directly or indirectly, obtained all rights necessary to provide such Vendor Hardware or Vendor Software, as the case may be, to EDS and EDS is relying, in good faith and without actual knowledge to the contrary, on such Vendor's representations and warranties in providing such Vendor Hardware and Vendor Software to Spectradyne. Because Spectradyne is looking to the Vendor for all warranties under Section 8.1, nothing in this Agreement will be construed as EDS making and Spectradyne receiving from EDS any warranty regarding any Vendor's claim to any intellectual property right.)

     (c) Integration. If EDS performs any integration of Vendor Hardware and/or Vendor Software, Spectradyne Software or EDS Software, EDS warrants that such integration will be performed in a good and workmanlike manner in accordance with EDS' own internal standards for such integration and in accordance with any written specifications mutually agreed to by Spectradyne and EDS. In particular, with regard to CDVRO Systems and, to the extent applicable, Personal Computers, EDS warrants that each CDVRO System and Personal Computer will be integrated in accordance with the integration specifications therefor (such specifications for the integration of the CDVRO System are set forth in Schedule 8.2(c)). EDS will have no liability for any impact on any Vendor's warranty from integration by EDS in accordance herewith.

     (d) Disclaimer of Warranties. The warranties contained in Section 8.2 (a) and Section 8.2 (c) are contingent upon proper use of Vendor Hardware and Vendor Software and do not cover Vendor Hardware or Vendor Software on which the original identification marks have been removed or altered or which have been modified without EDS' approval, improperly tested by Spectradyne or which have been subjected to unusual physical or electrical stress (including without limitation any such stress which would give rise to an excusable delay under
          Section 15.2). THE WARRANTIES SET FORTH IN THIS SECTION 8.2 ARE LIMITED WARRANTIES. EXCEPT AS SPECIFICALLY STATED ABOVE IN THIS
          SECTION 8.2, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY INFORMATION TECHNOLOGY SERVICES, CDVRO SYSTEM, HARDWARE, SOFTWARE, SATELLITE, SIGNAL TRANSMITTED OR OTHER PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT. No representation or warranty made by any person, including any representative of EDS, which is inconsistent or in conflict with, or in addition to the terms of, the warranties set forth in this Section 8.2 will be binding upon EDS unless expressed in a writing signed by a duly authorized representative of EDS.

 8.3 Remedies. EDS will, at no additional cost to Spectradyne, assist Spectradyne in exercising (or, if necessary will exercise on Spectradyne's behalf) Vendor

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

     warranties applicable to any Vendor Hardware and Vendor Software provided by or through EDS pursuant to this Agreement. Spectradyne's sole and exclusive remedy and EDS' sole and exclusive liability for any breach of EDS' warranty provided under Section 8.2, will be:

     (a) Warranties under Section 8.2(a). With regard to any breach of EDS' warranty set forth in Section 8.2(a) regarding EDS Software, EDS will modify the EDS Software to the extent necessary such that it performs in accordance with the applicable specifications. If EDS is required to modify EDS Software under this Section 8.3(a), EDS will have a reasonable time to complete such modification.

     (b) Warranties under Section 8.2 (b) and Section 8.2 (c). Spectradyne's sole and exclusive remedy and EDS' sole and exclusive liability for any breach of any EDS warranty set forth in Section 8.2 (b) and
          Section 8.2 (c) will be (at EDS' option) to repair, replace or, solely with regard to EDS' obligations under Section 8.2(b), credit Spectradyne's account for (i) any Vendor Hardware or Vendor Software as to which EDS does not have such rights as are warranted and (ii) any improperly integrated Vendor Hardware or Vendor Software procured by Spectradyne from or through EDS under this Agreement. If EDS elects to make a repair or to effect a replacement, EDS will have a reasonable time to make such repair or replacement. EDS will pay all reasonable costs for any transportation, rigging, drayage, taxes, insurance and any other documented reasonable costs related to any such repair or replacement.

     (c)  If the sole and exclusive remedy provided in Section 8.3 (a) or
          Section 8.3(b) fails of its essential purpose, then, as an alternative sole and exclusive remedy, Spectradyne may recover from EDS, subject to the provisions of Section 14.4, direct damages incurred by Spectradyne.

8.4 Quality Review. Each year during the term of this Agreement, or more frequently if requested in writing by either party, EDS and Spectradyne will meet and jointly participate in EDS, quality review program to review the performance by each party of its obligations under this Agreement. The performance of each party will be measured against the applicable performance criteria, as set forth in this Agreement, or as otherwise mutually agreed by the Designated Representative and the Account Manager.

                                  ARTICLE IX.
                                    PAYMENT

9.1 Charges. Spectradyne will pay EDS the charges set forth in Schedule 9.1. The charges for any Additional Products procured by Spectradyne from EDS under Section 3.4 will be as provided under Schedule 3.4. Any charges for Additional Services will be those to which the parties mutually agree before the commencement of any such Additional Services.

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

9.2 Terms of Payment. EDS will provide Spectradyne with invoices on a monthly basis (on or about the 15th day of each month) for all Information Technology Services performed and all other charges incurred by Spectradyne under this Agreement during the immediately prior month. Transponder charges will be paid as provided in the agreement between the Vendor providing the transponder and EDS, but in no event will EDS agree (without Spectradyne's prior written consent) to payment terms less favorable than payment of charges monthly in advance. Except for transponder charges and unless otherwise agreed by EDS and Spectradyne, all other sums due EDS hereunder for which a time for payment is not otherwise specified will be due and payable 30 days after receipt by Spectradyne of an invoice from EDS. Any sum due EDS hereunder that is not paid when due will thereafter bear interest until paid at a rate of interest equal to the lesser of (i) two percent per annum more than the "prime" rate announced as such from time to time by Citibank N.A., New York, or successor and (ii) the maximum rate of interest allowed by applicable law.

9.3 Bonus. Spectradyne will pay EDS a bonus, meaning an amount in addition to any and all other charges under this Agreement, if EDS delivers the Digitally Based Video On Demand System to Spectradyne prior to the Delivery Date. The amount of the bonus will equal:

     (a) [ ] if EDS delivers the Digitally Based Video On Demand System at least 1 but less than 31 days prior to the Delivery Date,

     (b) the amount set forth in (a) above plus an additional [ ] if EDS delivers the Digitally Based Video on Demand System between 31 and 60 days prior to the Delivery Date or

     (c) the amount set forth in (b) above plus an additional [ ] if EDS delivers the Digitally Based Video On Demand System more than 60 days prior to the Delivery Date.

9.4 Taxes. Spectradyne will pay to EDS amounts equal to any sales, use, privilege, excise or other taxes based on gross receipts, however designated or levied, imposed on Spectradyne as the acquiring entity but paid or payable by EDS on the (i) charges imposed under this Agreement,
     (ii) this Agreement or (iii) any Information Technology Services, Software, Hardware (except for property taxes on EDS Hardware), other service or materials provided under this Agreement or upon their use. However, Spectradyne is not responsible for (i) any franchise taxes, taxes based on the net income or payroll of EDS or (ii) property taxes on EDS Hardware unless and until such EDS Hardware becomes the property of Spectradyne. To the extent that any taxes are imposed on charges relating to any financed hardware, such taxes will be included in the amounts financed.

EMPTY BRACKETS ([     ]) ON THIS PAGE DENOTE CONFIDENTIAL INFORMATION, WHICH
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

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

9.5 Distribution of Revenue Related to New Business. Spectradyne and EDS anticipate that certain new business opportunities will arise out of the infrastructure (meaning the network, Hardware, Software and Information Technology Services provided by EDS) put in place under this Agreement and arising out of intellectual property developed by either Spectradyne or EDS under this Agreement. Spectradyne and EDS agree that any revenues arising out of or related to new business (other than revenue from the distribution of video programs (meaning the amount charged for the video program itself) provided to a hotel, prison, hospital, nursing home or supervised retirement facility, military installation or time share property on a pay-for-view basis) (i) that is not conducted solely within the confines of individual sites and (ii) in which Spectradyne and EDS have participated in the sale or will participate in the operation will be distributed between Spectradyne and EDS based upon the allocation of risk, the party selling the business, the capitalization of the business and such other matters as Spectradyne and EDS may mutually agree. The distribution of revenue will be determined by Spectradyne and EDS on a case-by-case basis.

                                   ARTICLE X.
                            SPECTRADYNE OBLIGATIONS

10.1 Obligation to Purchase from EDS. From the Effective Date until the tenth anniversary of the Effective Date or such earlier date that this Agreement is terminated as provided for in Article XIII, Spectradyne will, in addition to its obligations under Article VII, use EDS exclusively as its provider of the Facilities Management Services (other than Software development), Network Services, Field Services (other than miscellaneous Field Services described in Section 2 of Schedule 6.6), CDVRO Systems and IRD Systems.

10.2 Spectradyne's Performance Obligations. In addition to its obligations set forth in Schedule 4.1 and elsewhere in this Agreement, Spectradyne will, during the term of this Agreement and in order for EDS to meet its obligations, provide the following on a timely basis:

     (a) Support of EDS's Performance. The Information Technology Services to be provided by EDS require the support and cooperation of Spectradyne. Spectradyne agrees to cooperate with EDS by, among other things, setting priorities with respect to EDS' work, providing management review and approval as reasonably requested by EDS, and making available information and other resources reasonably requested by EDS.

     (b) Compliance with Laws. Spectradyne, in its use and operation of the On-Site Systems (in whole or in part) and the Spectradyne communications networks will comply with all applicable statutes, ordinances, decrees, requirements, orders, judgments, rules or regulations of, including the terms of any license or permit issued by any governmental entity or authority, whether federal, state or local. Spectradyne waives the application of the Texas Deceptive Trade Practices-Consumer Protection Act to this Agreement and the transactions contemplated herein.

     (c) Additional Performance Obligations In addition to its obligations in this Article X and elsewhere under this Agreement, Spectradyne will perform the additional performance obligations forth in Schedule 10.2
          (c).

                                  ARTICLE XI.
                               PROPRIETARY RIGHTS

11.1 EDS Hardware. Title to EDS Hardware will remain in EDS or any appropriate third party, and the EDS Hardware will be and remain the property of EDS or such third party, regardless of any attachment to real estate, even if it is deemed to be a fixture. Title and risk of loss or damage to Hardware purchased by Spectradyne from or through EDS will transfer to Spectradyne as provided in Schedule 3.4. Spectradyne agrees (a) to keep the EDS Hardware and all Hardware purchased by Spectradyne from or through EDS free from all liens, claims and encumbrances (excluding only such liens created by EDS and such claims created by agreements between Spectradyne and Spectradyne's creditors executed prior to the Effective Date, all extensions, renewals or refinancings of such prior obligations and all other debt denominated as Senior Debt, all of which claims created by agreements between Spectradyne and Spectradyne's creditors will be junior to any claim that EDS may have in the Hardware purchased by Spectradyne from or through EDS) and (b) except for such junior liens, to do nothing to impair or encumber EDS' title or lien rights to or in (i) the EDS Hardware or (ii) the Hardware purchased by Spectradyne from or through EDS, in the case of the Hardware referred to in (ii) for so long as Spectradyne or any Spectradyne Affiliate owes any purchase money to EDS as to such Hardware. Spectradyne agrees to execute and deliver UCC financing statements, estoppel certificates and such other documents as EDS may reasonably request to document (i) EDS' or any third party's ownership of the EDS Hardware, (ii) EDS' lien rights in Hardware purchased from or through EDS by Spectradyne and financed by EDS directly or indirectly through a Spectradyne Affiliate and (iii) EDS' right to install and use EDS Hardware at the Spectradyne Installation Sites to perform its obligations under this Agreement. EDS agrees to execute and deliver to Spectradyne such bills of sale or other appropriate instruments of conveyance of title to any Hardware procured by Spectradyne from or through EDS as Spectradyne or its lenders may reasonably request. Further, within a reasonable time after Spectradyne has made payment in full for all Hardware purchased by Spectradyne from or through EDS and upon Spectradyne's request, EDS will execute and deliver to Spectradyne such documents as Spectradyne may reasonably request to document the satisfaction or elimination, as the case may be, of EDS' lien rights in such Hardware purchased by Spectradyne.

     As an accommodation to Spectradyne and without waiving any of its rights to EDS Hardware as between EDS and Spectradyne or EDS and Spectradyne's customers, EDS will not require Spectradyne's customers to execute any such documents. EDS will pay all fees associated with the delivery and filing of such documents so executed by Spectradyne, and Spectradyne will pay all fees associated with the delivery and filing of such documents so executed by EDS.

11.2 Vendor Software. Vendor Software will remain the property of the applicable Vendor. All Vendor Software provided and used by EDS under this Agreement, other than Vendor Software provided through EDS under Section
     3.4 and licensed by the Vendor directly to Spectradyne, will be licensed by the Vendor directly to EDS. All Vendor Software provided under Section 3.4 will be licensed by the Vendor to Spectradyne.

     Neither Spectradyne nor EDS will have any obligation to control or audit the Software resident on any Hardware operated by any employee of the other, and Spectradyne and EDS are each and will each remain liable to any Vendor for any unauthorized copies made by any of its employees of any Vendor Software.

11.3 Spectradyne Software. Spectradyne Software will remain the property of Spectradyne. Spectradyne hereby grants to EDS a license to access, install, display, operate, execute, modify, copy and otherwise use the object code and source code versions of all Spectradyne Software at All North American Sites and elsewhere in North America, but such license applies only as reasonably required by EDS in connection with the performance by EDS of its obligations under this Agreement. The term of the license set forth in this Section 11.3 will commence with the Effective Date and end on the End Date. EDS will have no right to transfer or assign its rights in any Spectradyne Software without the prior written consent of Spectradyne. In addition, EDS and Spectradyne will have the following rights and obligations related to the Spectradyne Software:

     (a) Operators. Except with the prior written consent of Spectradyne, which consent will not be unreasonably withheld or delayed, or to the extent required by natural disaster or similar emergency, the Spectradyne Software will not be operated, directly or indirectly, by persons other than bona fide employees, agents or subcontractors of EDS or Spectradyne.

     (b) Spectradyne Work. Except with the prior written consent of Spectradyne, only Spectradyne work or EDS work directly and exclusively related to Spectradyne work may be processed using the Spectradyne Software.

     (c) Confidentiality of Spectradyne Software. EDS will keep the Spectradyne Software confidential, will not at any time allow the Spectradyne Software or any of the various components thereof or modifications thereto to be used (other than as provided for in this Agreement), disclosed, sold, copied, reproduced, licensed, assigned, leased or commercially exploited or marketed to any third party in any way, with or without charge, by EDS, its employees, agents or subcontractors.

     (d) Irreparable Harm. EDS acknowledges that the Spectradyne Software is the valuable property of Spectradyne, that violation in any material respect of any provision of this Section 11.3 would cause Spectradyne irreparable injury for which it would have no adequate remedy at law, and that Spectradyne will be entitled to preliminary and other injunctive relief against any such violation. Such injunctive relief is in addition to, and in no way in limitation of, any and all other remedies or rights which Spectradyne has at law or in equity.

11.4 EDS Software. All EDS Software will remain the property of EDS. EDS hereby grants to Spectradyne a royalty-free license for the term described in this Section 11.4 and, to the extent applicable, Section 11.5, to access, install, use, operate, execute and display the object code copy
     (only) of EDS Software at All North American Sites and elsewhere in North America, but such license applies only as reasonably required by Spectradyne in connection with Spectradyne' IS&S operations providing services for Spectradyne's internal business operations (which operations may not use the EDS Software to perform services for a third party only), the operation of the compressed digital video network and CDVRO Systems, other Spectradyne-owned video programming delivery equipment and other field services described in this Agreement. Except with regard to Developed Software to which the license in this Section 11.4 is extended, the term of the license set forth in this Section 11.4 will commence with the date on which the EDS Software is installed and will end on the End Date.

     Spectradyne will have no right to transfer or assign its rights in any such EDS Software without the prior written consent of EDS. In addition, Spectradyne and EDS will have the following rights and obligations related to the EDS Software:

     (a) Operators. Except with the prior written consent of EDS, which consent will not be unreasonably withheld or delayed, or to the extent required by natural disaster or similar emergency, the EDS Software will not be operated, directly or indirectly, (i) by persons other than bona fide employees of SPI Holding, Inc., provided such employees are subject to obligations of confidentiality substantially similar to those set forth in this Agreement, and bona fide employees of Spectradyne at a Spectradyne facility or one of Spectradyne Is customers' facilities or (ii) on hardware that is not under the control of Spectradyne or EDS.

     (b) Spectradyne Work. Except with the prior written consent of EDS, only Spectradyne work may be processed using the EDS Software.

     (c) Confidentiality of EDS Software. Spectradyne will keep the EDS Software confidential, will not at any time allow the EDS Software, or any of the various components thereof or any modifications thereto, to be used (other than as provided for in this Agreement), disclosed to any party, sold, licensed, assigned, leased or commercially exploited or marketed to any third party in any way, with or without charge, by Spectradyne or its employees or agents and, except to the extent required for normal operation of the EDS Software as permitted herein in the day-to-day business operations of Spectradyne, will not permit the EDS Software to be copied or reproduced, in whole or in part, by any party under its control (and will use commercially reasonable efforts to prohibit any party from copying or reproducing the EDS Software where Spectradyne knows such party is attempting to copy or reproduce the EDS Software but where such party is not under Spectradyne's control) at any time.

     (d) Irreparable Harm. Spectradyne acknowledges that the EDS Software is the valuable property of EDS, that violation in any material respect of any provision of the agreement provided in this Section 11.4 would cause EDS irreparable injury for which it would have no adequate remedy at law, and that EDS will be entitled to preliminary and other injunctive relief against any such violation. Such injunctive relief is in addition to, and in no way in limitation of, any and all other remedies or rights which EDS has at law or in equity.

11.5 Software Development. Prior to commencing any requirements definition phase of a Software development project, Spectradyne and EDS will negotiate in good faith toward a mutually acceptable definitive written agreement setting forth the respective rights and obligations of each of the parties related to such Developed Software. Spectradyne and EDS agree that any Software developed will be owned by EDS as set forth above, and that such negotiations will address each party's rights and obligations in the use, disclosure, commercial exploitation of such developed Software (including the distribution of any revenue resulting from such commercial exploitation of the developed Software) and such other matters as Spectradyne and EDS may mutually agree.

     To the extent that (i) EDS develops Software under this Agreement, (ii) such Developed Software is subject to the license set forth in Section 11.4 above, (iii) such license has not been terminated under Section 11.4 as a result of Spectradyne's breach of any provision of Section 11.4 and (iv) EDS has not terminated this Agreement under Article XIII, the royalty-free license granted to Spectradyne under Section 11.4 will be extended by EDS past the End Date, without need for any further act by Spectradyne, and continue indefinitely in full force and effect without regard to any termination of this Agreement;

     provided, that such license will terminate automatically and without any further act by EDS if Spectradyne breaches any provision of Section 11.4 after the End Date.

     Spectradyne will have no obligation to pay any fee to EDS after the End Date and will have no right to any Software Maintenance or Software Enhancements of EDS Software. For so long as the license under Section
     11.4 remains in full force and effect, if Spectradyne requests Software Maintenance or Software Enhancements of Developed Software after the End Date, EDS will provide such Software Maintenance or Software Enhancements subject to EDS' then current commercial rates for such Software Maintenance or Software Enhancements. If EDS ceases or has ceased supporting such Developed Software, EDS will provide to Spectradyne a copy of the source code to such Developed Software (but not to any EDS development tools embedded in Developed Software) and permit Spectradyne to use and modify such source code solely to maintain such Developed Software. Spectradyne will have no right to sell, license (other than to an Affiliate under terms substantially similar to those set forth in Section 11.4) or in any way commercially exploit any Developed Software, in whole or in part, or any maintenance or enhancement of or modification to Developed Software, including such enhancements or modifications as may be developed by Spectradyne.

11.6 EDS Development Tools. Except to the extent that any intellectual property described in this Section 11.6 is embedded in, required in the operation of or otherwise included in EDS Software, in which case the provisions of this
     Section 11.6 will be (with regard to such EDS Software) subject to Section
     11.4 and Section 11.5, EDS will retain all right, title and interest in and to any and all Software, Software development tools, know how, methodologies, processes, technologies or algorithms used in EDS' provision of services which are based upon trade secrets or proprietary information of EDS or otherwise owned or licensed by EDS. In addition, all output (other than data contained in reports generated by EDS at the request of Spectradyne) from and computer programs generated by EDS' Software development tools will be deemed proprietary to EDS. Notwithstanding the provisions of Section 11.4, with the exception of development tools licensed by Spectradyne from a third party and provided to EDS for use by EDS in the performance of its obligations under this Agreement, Spectradyne will have no rights in such EDS development tools.

11.7 Software Modifications.  Except under as an Additional Service under
     Section 7.1 or as expressly provided in Section 3.3(a)(ii) or Schedule 4.6, EDS has no obligation to modify, enhance or maintain any Software.

11.8 Confidentiality. Spectradyne and EDS will have the following obligations with regard to Confidential Information:

     (a) "Confidential Information" means the terms and conditions of this Agreement and that certain Letter of Intent to Al Jerome from J. Keane

          Taylor dated May 19, 1993 and that information which is: (i) written information received from the other party which is clearly and prominently marked or identified as confidential and (ii) oral or visual information which is identified as confidential in writing to the receiving party within 30 days after disclosure to the receiving party and which adequately and clearly identifies such visual or oral information claimed as confidential ("Confidential Information").

     (b) Each party will protect Confidential Information received from the other party, before or after the Effective Date, using the same degree of care such party uses to protect its own confidential information, but in no event less than reasonable care.

     (c) Each party will use Confidential Information received from the other party only for the purpose of performing their obligations under this Agreement.

     (d) It will not be a breach of the obligations of this Section 11.8 to disclose to any arbitrators Confidential Information required to be disclosed in connection with the conduct of any binding arbitration proceeding, provided that such disclosure is made pursuant to and in accordance with the approval and at the direction of a majority of the arbitrators conducting such arbitration.

     (e) Confidential Information will not include information which is (i) already known by the recipient party without an obligation of confidentiality, (ii) publicly known through no unauthorized act of the recipient party, (iii) rightfully received from a third party,
          (iv) independently developed by the recipient party without use of the other party's Confidential Information, (v) disclosed without similar restrictions to a third party by the party owning the information or
          (vi) approved by the other party for disclosure.

     (f) Each party agrees to return any and all of Confidential Information to its owner upon such owner's request.

     (g) If either party is required to disclose any Confidential Information pursuant to securities laws or any other laws or governmental regulations, or pursuant to subpoena or other compulsory process, then the disclosing party will use its best efforts and exercise all rights available to it (short of risking damages, injunction or contempt findings) to (i) maintain the confidentiality of the existence, terms and conditions of this Agreement, (ii) to the extent it may lawfully do so, inform the other party of any requests for disclosure made pursuant to the Freedom of Information Act or any other law or government regulation or of any subpoena or other compulsory process prior to making such disclosure and (iii) allow the non-disclosing party to contest

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

          such request and, if applicable, participate in any resulting proceedings through counsel of the non-disclosing party's choosing and at the non-disclosing party's expense.

11.9 Exclusivity. Spectradyne will have the following rights and obligations with regard to exclusivity:

     (a) North American Markets. EDS, and any subsidiary controlled by EDS or a subsidiary of EDS, will not, after the Effective Date, contract with a third party, or itself act, to install, operate or manage a compressed digital video network in the continental United States, Alaska, Hawaii, the Virgin Islands, Puerto Rico and Mexico using the technology to be implemented by EDS under this Agreement or the Digitally Based Video On Demand System for the purpose of distributing in-room video entertainment programming or Spectradyne-developed interactive services to (i) hotels, (ii) prisons, (iii) hospitals,
          (iv) nursing homes or supervised retirement facilities or (v) military installations without Spectradyne's prior written consent in its sole discretion.

     (b)  Competitors of Spectradyne.  In addition to EDS' obligations under
          Section 11.9(a), EDS, and any subsidiary controlled by EDS or a subsidiary of EDS, will not contract with Lodgenet Entertainment Corporation, Comsat Video Enterprises Inc., Cable HealthCare Corporation or On-Command Video Corporation or any entity that EDS knows is an affiliate of any such company without Spectradyne's prior written consent in its sole discretion.

     (c) Time Share Properties and International Markets. The parties intend that the relationship described in this Agreement will be expanded to international markets (in addition to Canada, Mexico, Puerto Rico and the Virgin Islands mentioned above). Spectradyne understands that the Communications Industry Group (a division of EDS, "CIG") may not know of, prevent or effect transactions entered into by other business units of EDS outside of North America. However, CIG will not

          (i) contract with a third party, or itself act, to install, operate or manage a compressed digital video network outside of North America using the technology to be implemented by EDS under this Agreement or the Digitally Based Video On Demand System for the purpose of distributing in-room video entertainment programming or Spectradyne developed interactive services to (i) hotels, (ii) prisons, (iii) hospitals, (iv) nursing homes or supervised retirement facilities, (v) military installations or (vi) time-share properties (inside or outside of North America) without Spectradyne's prior written consent in its sole discretion or

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

          (ii) provide the technology to be implemented by EDS under this Agreement or the Digitally Based Video On Demand System to any third party or to another business unit within EDS so that such business unit may use such technology or may provide such technology to a third party, in either case for the purpose of distributing in-room video entertainment programming or Spectradyne-developed interactive services to (i) hotels, (ii) prisons, (iii) hospitals, (iv) nursing homes or supervised retirement facilities, (v) military installations or (vi) time-share properties (inside or outside of North America) without Spectradyne's prior written consent in its sole discretion.

     (d) Obligation to Notify Spectradyne. EDS will use commercially reasonable efforts to notify Spectradyne of any agreement that any division of EDS other than CIG enters with a third party to provide such technology or services within five days after the President of CIG learns of such agreement.

          EDS will use commercially reasonable efforts to provide Spectradyne with written notice 90 days prior to entering into a binding agreement with any third party for the installation, management or operation of a compressed digital video network used to distribute video entertainment programming or Spectradyne-developed interactive services, other than those described in (i) through (v) immediately above. In addition to the notice requirement mentioned immediately above in this paragraph, CIG will use commercially reasonable efforts to explore opportunities with such third party which would allow Spectradyne to commercially exploit Spectradyne's products and services with or through such relationship between EDS and such third party, including seeking a waiver under any applicable confidentiality agreement to permit such notice to Spectradyne.

          Notwithstanding anything set forth in the immediately preceding two paragraphs of this Section 11.9, EDS will have no obligation to breach any obligation of confidentiality or any other contractual obligation that EDS may have with a third party and EDS will remain free to market, sell and provide any information technology services to any other audio-visual service provider, except as listed above, including without limitation cable companies, phone companies, healthcare companies, education providers, high density residential areas or any other provider or market.

                                  ARTICLE XII.
                   PERFORMANCE REVIEW AND DISPUTE RESOLUTION

12.1 Performance Review. In the event of any dispute or controversy between the parties of any kind or nature, upon the written request of either party, each

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

     of the parties will appoint a designated officer whose task it will be to meet for the purpose of resolving such dispute or controversy or to negotiate for an adjustment to any provision of this Agreement needed to resolve such dispute or controversy. Such officers will discuss the dispute or controversy and negotiate in good faith in an effort to resolve the dispute or controversy or renegotiate the applicable section or provision of this Agreement without the necessity of any formal proceeding relating thereto. No formal proceedings for the judicial or arbitrational resolution of such dispute or controversy may be commenced until either or both of the designated officers conclude in good faith that amicable resolution through continued negotiation of the matter in issue is not likely to occur.

12.2 Dispute Resolution. Except for those disputes where injunctive relief is the desired remedy and except for patent, trademark, trade secret or copyright claims brought by third parties, any dispute, controversy or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach or termination of this Agreement, and not resolved to the satisfaction of the parties under Section 12.1 will be settled by binding arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration will be commenced and conducted using the following procedure:

     (a) Either party may demand arbitration in writing, stating the nature of the controversy and naming the arbitrator selected by it.

     (b) Within 15 days after such demand, the other party will name its arbitrator, and the two named arbitrators will, within 15 days thereafter, select the third arbitrator to serve on the arbitration panel. The two arbitrators named by the parties may have prior relationships with the naming party, which in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, should be a neutral participant with no prior working relationship with either party. If the first 2 arbitrators are unable to reach agreement as to the third arbitrator within such 15-Day period for any reason, then either of the first 2 arbitrators will request the American Arbitration Association to select a third arbitrator meeting the criteria for such arbitrator set forth above in this Section 12. 2 (b).

     (c)  The arbitration proceeding will be held in Dallas, Texas.

     (d) Each party will bear its own arbitration costs and expenses; provided, however, that the arbitrators may modify the allocation of fees, costs and expenses in the award in those cases where fairness dictates other than an equal allocation between the parties.

     (e) The arbitrators will allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrators will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the direction of such discovery.

     (f) The award will be final and binding on the parties, and judgment on the award may be entered in and enforced by any court of competent jurisdiction.

     (g) EDS will continue to provide the Information Technology Services (including without limitation any services related to the development of the Digitally Based Video On Demand System) during the arbitration proceedings and, except for disputed payments that are the subject of the proceeding (which will be paid into escrow as set forth below), Spectradyne will continue to make payments to EDS (including without limitation the payment of any applicable charges for any services related to the development of the Digitally Based Video On Demand System) under the terms and conditions of this Agreement during such period from the date the notice of arbitration is served on one party until the date of any final award. Any disputed payments from either party will be paid into an escrow account, structured by agreement of the parties, or as ordered by the arbitrators if agreement cannot be reached, for distribution in accordance with the arbitrators' award.

                                 ARTICLE XIII.
                                  TERMINATION

13.1 Termination for Cause.   Spectradyne and EDS will have the following rights
     in the event of a termination for cause:

     (a) Termination by EDS. If (i) Spectradyne materially defaults in any of its duties or obligations under this Agreement (other than a default in payment to EDS) , and such default is not cured within 30 days after written notice specifying the default is delivered to Spectradyne (or, if such default cannot reasonably be cured within such 30 days, Spectradyne either fails to commence curing such default within such 30 days or thereafter fails to proceed diligently to complete such cure, but in any event if such default is not cured within 60 days after delivery of such notice) or (ii) SPI Holding, Inc. materially defaults in any of its duties or obligations under the Financial Agreement, then, in addition to any claim for damages or other relief, EDS may terminate this Agreement without penalty to EDS by delivering to Spectradyne a second written notice specifying the date of such termination.

     (b) Termination by Spectradyne. If EDS materially defaults in any of its duties or obligations under this Agreement, including without limitation (i) EDS' failure to deliver and install in substantial compliance with the Transition Plan compressed digital video network Hardware and

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

          Software in accordance with the functional specifications for such Hardware and Software, (ii) EDS' failure to deliver to Spectradyne the Digitally Based Video on Demand System within 90 days of the due date specified therefor in Section 1.4(b) at a cost to Spectradyne not exceeding the prices set forth in Section 1.4(c). (a "Phase II Default") or (iii) any other material breach by EDS of this Agreement or of the performance criteria set forth therein, and such default is not cured within 30 days after written notice specifying the default is delivered to EDS (or, if such default cannot reasonably be cured within such 30 days, EDS fails to commence curing such default during such 30 days or thereafter fails to proceed diligently to complete such cure, but in any event if such default is not cured within 60 days (90 days in the case of a Phase II Default) after delivery of such notice), then, in addition to any claim for damages or other relief, Spectradyne may terminate this Agreement without penalty by delivering to EDS a second written notice specifying the date of such termination. In such event there will be no cross-acceleration of any obligation of Spectradyne or any Spectradyne Affiliate under the Financial Agreement, and the obligations of EDS under the first three paragraphs of Section 11.9 will survive for a period of two years from the effective date of such termination.

13.2 Termination for Spectradyne's Convenience. Spectradyne and EDS agree that Spectradyne will have the right to terminate this Agreement for Spectradyne's convenience by providing written notice to EDS on the third, sixth and eighth anniversary of the Effective Date. Any such termination will be effective at least six months after such anniversary on which EDS receives such written notice. Within 30 days of receipt of such written notice of such termination, EDS will present to Spectradyne a detailed, auditable list of the expenses described in Section 13.8 (a) to which EDS reasonably believes it will be subject as a result of such termination and such expenses will be paid by Spectradyne. In addition to such expenses, any such termination will be subject to the payment of the Termination Fee under Section 13.8 (b). Within 30 days after Spectradyne's delivery to EDS of notice of termination under this Section 13.2, Spectradyne will present to EDS a detailed, auditable list of credits that Spectradyne reasonably believes have accrued during the term of this Agreement but which have not yet been applied against any EDS charges. Such credits will be applied against any sums due to EDS. Any net credit will be offset against the next sums due, if any, under the Financial Agreement or the PCFM, or if there are no such sums due, will be paid in cash to Spectradyne. Upon the termination of this Agreement under this Section 13.2 or Section 13.1
     (a), EDS may, in its sole discretion, accelerate the obligations of Spectradyne and/or any Spectradyne Affiliate under the Financial Agreement and, without limiting the foregoing, all sums owed by Spectradyne and/or any Spectradyne Affiliate under such Financial Agreement will be due and payable on the effective date of any such termination.

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

13.3 Termination for Reaching Limitation of Liability. If either party is required to pay damages to the other that in the aggregate would equal or exceed the limitation set forth in Section 14.4(d) or Section 14.4(e), the injured party may, in its sole discretion and at such time as the limitation is reached or at any time thereafter, terminate this Agreement without penalty to the injured party. Any such termination will be subject to the provisions of Section 13.6, except that, to the extent that Spectradyne's reaching the limitation of liability constitutes a breach of this Agreement, EDS will not be excused under Section 13.6 from performing the Termination Transition; provided, however, that EDS will have no obligation to perform the Termination Transition if Spectradyne does not fulfill its payment obligations under Section 13.6, in which case EDS will give written notice to Spectradyne no less than 30 days prior to the effective date of such termination, and this Agreement will terminate as of the date set forth in such notice.

13.4 Termination for Nonpayment. If Spectradyne defaults in the payment when due of any undisputed amount or, if such amount is disputed, escrowed amount due to EDS hereunder (including any obligation to place such disputed amount into escrow) and does not cure such default within 10 Business Days after being given written notice of such default, then EDS may, by giving written notice thereof to Spectradyne and the lender listed in Section 15.5 terminate this Agreement as of the date specified in such notice of termination.

     In addition to the rights to cure set forth above in this Section 13.4, any bank, lending institution or other lender described in Section 1.3 (bn), or any successor to such bank, lending institution or other lender, may cure any default under this Section 13.4. If Spectradyne notifies EDS within three Business Days after the date of EDS' notice of default that Spectradyne is in active discussions with such a bank, lending institution or other lender, EDS will extend the cure period set forth above in this
     Section 13.4 to 15-Business Days. If such bank, lending institution or other lender cures such default within such 15-Business Day period, EDS will, notwithstanding the provisions of Section 13.1(a) with regard to such default, continue to perform its obligations under this Agreement without interruption, which continuation will not be construed as a waiver by EDS of any other right under this Agreement.

13.5 Termination for Insolvency. If at any time either party hereto is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver, conservator or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the liquidator, trustee, receiver, conservator, new owner, manager or other agent or representative of such party will have 30 days to notify the other party that it is terminating this Agreement effective as of 30 days after the other party's receipt of the notice of termination.

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

13.6 Transition Upon Termination. In connection with any termination of this Agreement where Spectradyne is not in breach of this Agreement, EDS will comply with Spectradyne's reasonable directions, if any, to effect the orderly transition and migration to Spectradyne or its designee from EDS of the Information Technology Services then being performed or which EDS is then responsible for performing under this Agreement, including without limitation the transition actions described on Schedule 13.6. (All such efforts described in the first two sentences of this Section 13.6 are referred to as the "Termination Transition".) In addition, EDS will comply with Spectradyne's reasonable directions to effect the transfer of

     (a) title to all Hardware to Spectradyne for which Spectradyne has paid in full, including and limited to

          (i) Hardware which has been purchased by Spectradyne under this Agreement,

          (ii) Personal Computer Functionality provided by EDS under this Agreement,

          (iii) Personal Computer Functionality provided by EDS under the PCFM and

          (iv) CDVRO Systems provided by EDS under this Agreement, upon EDS' receipt of payment in full;

     (b) all lease agreements (including without limitation any transponder lease) desired by Spectradyne in order to continue all Information Technology Services and

     (c) license rights to Vendor Software and EDS Software desired by Spectradyne for such purposes.

     EDS will continue to provide Information Technology Services, with no increase to the Base Service Charge, in connection with the Termination Transition for a period designated by Spectradyne, which period will be not less than six months. The transition period will commence with the notice of termination. EDS will not be obligated to perform the Termination Transition services unless EDS receives, in addition to the Termination Fee, Base Service Charges each month for the Termination Transition.

     Specifically, EDS will, within 30 days after receipt of Spectradyne's written request, develop and submit to Spectradyne a transition plan setting forth the respective tasks to be accomplished by each party in connection with the orderly transition and a schedule pursuant to which the tasks are to be completed.

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

     If EDS is required to perform transition obligations under this Section 13.6, Spectradyne and EDS agree that the effective date of the termination of this Agreement is the date set forth in the termination transition plan.

     If this Agreement is terminated by Spectradyne under Section 13.1(b), then EDS' continued participation in the Termination Transition will be at Spectradyne's option.

13.7 Rights Upon Termination. The termination or expiration of this Agreement will not relieve Spectradyne from paying for any Information Technology Services performed, or information technology products provided, prior to the End Date or for any additional amounts which may be due under this Agreement.

13.8 Termination Fee. In addition to the charges for the Termination Transition, if Spectradyne terminates this Agreement under Section 13.2 prior to the expiration date, Spectradyne will pay EDS:

     (a) All costs and expenses arising out of or related to the termination, including without limitation all capital costs not yet recovered by EDS, all transponder costs, all employee relocation and other employee related costs and

     (b) The product of [ ] multiplied times the Base Service Charge for all remaining months in the term (meaning all months between the effective date of such termination and the tenth anniversary of the Effective
          Date) of this Agreement (the "Termination Fee").

     EDS will be required to use commercially reasonable efforts to mitigate those costs and expenses described in Section 13.8(a).

                                  ARTICLE XIV.
                          INDEMNITIES AND LIABILITIES

14.1 Indemnification. The indemnities set forth in this Section 14.1 will not apply unless the party claiming indemnification complies with the provisions of Section 14.2, and then will apply to the extent set forth in
     Section 14-2.

     (a) Intellectual Property Indemnity. EDS and Spectradyne each will indemnify, defend and hold harmless the other and each Affiliate of the other from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys, fees and expenses, arising out of, under, or in connection with any claims of misappropriation of a trade secret, or any claims of infringement of any United States letters patent, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state alleged to have occurred

EMPTY BRACKETS ([     ]) ON THIS PAGE DENOTE CONFIDENTIAL INFORMATION, WHICH
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

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

          because of the Hardware or Software provided by or through the indemnitor.

     (b) Cross Indemnification. EDS and Spectradyne each agree to indemnify, defend and hold harmless the other from any and all damages, liabilities, costs and expenses, including without limitation reasonable attorneys' fees and expenses, arising out of, under or in connection with any claim, demand, charge, action, cause of action, or other proceeding (i) for rent, other payments required under leases or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent, such other payments or utilities, (ii) resulting from an act or omission of the indemnitor in its capacity as an employer of a person and arising out of or relating to (1) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (2) sexual discrimination or harassment, (3) work related injury or death, (4) accrued employee benefits not expressly assumed by the indemnitee and (5) any other aspect of the employment relationship or its termination (including without limitation claims for breach of an express or implied contract of employment and claims relating to or arising out of any relationship between Spectradyne and a collective bargaining unit or representative) and which, in all such cases, arose when the person asserting the claim, demand, charge, action, cause of action or other proceeding was or purported to be an employee of the indemnitor or (iii) for license fees payable to a Vendor with respect to Software licensed by a Vendor to the indemnitor.

     (c) Programming Indemnity. Spectradyne will indemnify, defend and hold harmless EDS and each Affiliate of EDS from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of, under, or in connection with the Spectradyne communications networks, Spectradyne Programming or other services of Spectradyne, including but not limited to, libel, slander, invasion of privacy, invasion or alteration of private records or data, or other claims arising from, relating to or based upon the Spectradyne communications networks, Spectradyne Programming or other services of Spectradyne.

     (d) Indemnifications Related to Hardware, Software and Data. In addition to their obligations under Section 14.1(a), Section 14.1(b) and
          Section 14.1(c), Spectradyne and EDS agree to indemnify each other as follows with regard to the Hardware, Software and data provided, assigned or transferred to EDS by Spectradyne under this Agreement:

          (ii) Spectradyne agrees to indemnify, defend and hold EDS harmless from any and all claims, actions, litigation, damages, liabilities, costs and expenses, including without limitation reasonable attorneys' fees and expenses, arising out of or related to any Hardware, Software or data provided, assigned or transferred by Spectradyne to EDS under this Agreement that relates to or arises out of rights, facts, circumstances, events or obligations existing on or before the date on which such Hardware, Software or data was provided to EDS. This indemnification includes without limitation any costs related to the replacement of Hardware or Software that can no longer be used by EDS as a result of litigation between Spectradyne and a third party as EDS, in its sole discretion, determines.

          (ii) EDS agrees to indemnify, defend and hold Spectradyne harmless from any and all claims, actions, litigation, damages, liabilities, costs and expenses, including without limitation reasonable attorneys' fees and expenses, arising out of any litigation related to any Hardware, Software or data provided, assigned or transferred by Spectradyne to EDS under this Agreement, which relates to or arises out of rights, facts, circumstances, events or obligations existing after the date on which such Hardware, Software or data was provided to EDS.

14.2 Indemnification Procedures.

     (a)  Notice and Control.  The indemnification obligations set forth in
          Section 14.1 will not apply unless the party claiming indemnification:

          (i) notifies the other promptly of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge, in order to allow the indemnitor the opportunity to investigate and defend the matter, provided, however, that failure to so notify will only relieve the indemnitor of its obligations under this Article XIV if and to the extent that the indemnitor is prejudiced thereby; and

          (ii) gives the other full opportunity to control the response thereto and the defense thereof, including without limitation, any agreement relating to the settlement thereof, provided however, that each indemnitee (A) may have the right to participate in any legal proceeding to contest and defend in its own name a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at indemnitee's cost and expense, and (B) will approve in its sole discretion any settlement of a claim that either contemplates an admission of error on behalf of the indemnitee or obligates the indemnitee to do or not do any act other than the payment of money to be paid by the indemnitor.

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

     (b) Settlement. The indemnitor will not be responsible for any settlement or compromise made without its prior written consent. Subject to the last sentence of Section 14(a), the indemnitor agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

14.3 Risk of Loss. If any CDVRO System is lost or damaged as a result of any one of the reasons set forth in Section 3 of Schedule 6.6, then Spectradyne will be responsible for the repair or replacement of such CDVRO System as set forth in Section 3 of Schedule 6.6. Spectradyne will bear all risk of any and all damages, destruction, theft or other loss to the On-Site System, except to the extent such damages or destruction results from negligent or wilful damage or destruction by EDS, its employees, agents or contractors.

14.4 Liquidated Damages and Limitation of Liability. If either party is held liable to the other for any matter arising out of, under or in connection with this Agreement, or any provision of this Agreement, whether based on an action or claim in contract, equity, negligence, intended conduct, tort or otherwise, the amount of damages recoverable against each party will be limited and liquidated as set forth below:

     (a) Liquidated Damages Related to Facilities Management Services. If, as a result of any act or omission of EDS, no end user can access or use any of the applications that run on the Data General computer used by Spectradyne on the Execution Date or such successor Hardware as Spectradyne and EDS may mutually agree (the "Data General Hardware") for seven consecutive days, then EDS will pay liquidated damages in an amount equal to $50,000 per day beginning with the eighth day and for each day thereafter during which no end user can access or use any of the applications that run on the Data General Hardware. Spectradyne and EDS further agree that, except for Spectradyne's right to terminate this Agreement under Section 13.1(b) or Section 13.3, the payment of such damages constitutes Spectradyne's sole and exclusive remedy for any and all claims arising out of the failure described in this Section 14.4(a).

     (b) Liquidated Damages Related to Network Services. If EDS is required to pay liquidated damages under Section 5 (a) of Schedule 5.7, then EDS will pay liquidated damages in an amount equal to $16,500 divided by 8 for each hour that any channel is below the number of hours of uptime required under Section 5 (a) of Schedule 5.7. If EDS is required to pay liquidated damages under Section 5 (b) of Schedule 5.7, then EDS will pay liquidated damages in an amount equal to $16,500 divided by 700,000 times the number of rooms affected by the Spectradyne Installation Site divided by 8 for each hour that any channel is below the number of hours of uptime required under Section 5 (b) of Schedule
          5.7. Spectradyne and EDS further agree that, except for Spectradyne's right to terminate this Agreement under Section 13.1(b) or Section 13.3,

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

          the payment of such damages constitutes Spectradyne's sole and exclusive remedy for any and all claims arising out of the failure described in this Section 14.4(b).

     (c) Liquidated Damages Related to Field Services. If EDS is required to pay liquidated damages under Section 1 of Schedule 6.8, then EDS will pay liquidated damages in an amount equal to $1,500 per affected hotel site for each such site below the number of sites required under
          Section 1 of Section 6.8. Spectradyne and EDS further agree that, except for Spectradyne's right to terminate this Agreement under
          Section 13.1(b) or Section 13.3, the payment of such damages constitutes Spectradyne's sole and exclusive remedy for any and all claims arising out of the failure described in this Section 14.4(c).

     (d) Liquidated Damages Related to Network Failure and EDS Failure to Perform EDS' Obligations Under the Disaster Recovery Plan. Spectradyne and EDS agree that if

          (i) the network (meaning for the purposes of, this Section 14.4 the uplink facility, the leased satellite or the leased transponder) is unavailable for eight or more consecutive hours and

          (ii) EDS fails to perform EDS' obligations under the disaster recovery plan mutually approved by EDS and Spectradyne,

          then EDS will pay Spectradyne an amount equal to $16,500 per hour for each hour (and any remaining part of an hour) that the network is unavailable commencing with the time of the failure of the uplink (meaning for the purposes of this Section 14.4(d) the indoor equipment and the outdoor equipment), leased transponder or leased satellite, as the case may be, and until such failure is repaired. Spectradyne and EDS agree that the actual damages incurred by Spectradyne would be difficult to determine and that such amount constitutes a liquidated damage and not a penalty.

          If any such network failure continues for a period of more than 30 days, Spectradyne will notify EDS in writing of those activities which Spectradyne desires that EDS stop performing and will designate in such notice the date on which Spectradyne desires that EDS stop performing such activities. Spectradyne will have no obligation to pay EDS for any such suspended activities. If Spectradyne notifies EDS in writing of Spectradyne's desire that EDS resume such activities, Spectradyne's obligation to pay for such activities will contemporaneously resume. Spectradyne and EDS further agree that, except for Spectradyne's right to terminate this Agreement under
          Section 13.1(b) or Section 13.3, the payment of such damages constitutes

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          Spectradyne's sole and exclusive remedy for any and all claims arising out of the failure described in this Section 14.4(d).

     (e) Liquidated Damage Related to Delay in Development of the Digitally Based Video On Demand System. Spectradyne and EDS agree that if

          (i) Spectradyne has provided all functional requirements, system requirements, system specifications, hardware specifications, software specifications and user interface specifications for Digitally Based Video on Demand System,

          (ii) Spectradyne and EDS mutually agree on such specifications described in (i) above,

          (iii) Spectradyne provides to EDS all approvals within all mutually agreed time frames,

          (iv) Spectradyne does not change the functionality or specifications described in (i) above after such functionality or specifications have been mutually agreed to by Spectradyne and EDS and

          (v) EDS fails to deliver an operational Digitally Based Video On Demand System on the Delivery Date or if Spectradyne fails in the performance of one or more of its obligations under (i) through (iv) above and Spectradyne and EDS mutually agree on a revised delivery date, such other date as Spectradyne and EDS may mutually agree, then EDS will pay to Spectradyne liquidated damages as set forth below.

          Spectradyne and EDS agree that EDS will only be liable for any failure to deliver an operational Digitally Based Video On Demand System if all conditions set forth in Section 14.4 (e) (i) - (v) above are met and that such liability will be as set forth below in Section 14.4(e)
          (w) - (z).  The amount of such liquidated damage will equal

          (w) $100,000 if EDS delivers the Digitally Based Video On Demand System between 1 and 30 days after the Delivery Date,

          (x) the amount set forth in (w) above plus $250,000 if EDS delivers the Digitally Based Video On Demand System between 31 and 60 days after the Delivery Date,

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

          (y) the amount set forth in (x) above plus $600,000 if EDS delivers the Digitally Based Video On Demand System between 61 and 90 days after the Delivery Date or

          (z) the amount set forth in (y) above and EDS will pay all amounts related to the completion of development of the Digitally Based Video On Demand System, including any third party charges which EDS in its sole discretion incurs, if EDS delivers the Digitally Based Video On Demand System more than 90 days after the Delivery Date.

          Spectradyne and EDS agree that the actual damages incurred by Spectradyne would be difficult to determine and that such amount constitutes a liquidated damage and not a penalty. Spectradyne and EDS further agree that, except for Spectradyne's right to terminate this Agreement under Section 13.1(b) or Section 13.3, the payment of such damages constitutes Spectradyne's sole and exclusive remedy for any and all claims arising out of the failure described in this
          Section 14.4(e).

     (f) Limitation of Liability for Failure to Provide Digitally Based Video On Demand System at or Less Than the Amount Set Forth in Section 1.4
          (c). If EDS fails to deliver the hardware (including the operating system software for such hardware) for the Digitally Based Video On Demand System at or less than the price set forth in Section 1.4 (c), and if Spectradyne does not elect to terminate this Agreement under
          Section 13.1 (b) as a result of such failure, then EDS will in addition to the amounts set forth in Section 14.4(e) above, pay or assume responsibility for paying all such amounts between the price set forth in Section 1.4(c) and the price at which the Digitally Based Video On Demand System is provided to Spectradyne. Spectradyne and EDS further agree that, except for Spectradyne's right to terminate this Agreement under Section 13.1(b) or Section 13.3, the payment of such damages constitutes Spectradyne's sole and exclusive remedy for any and all claims arising out of the failure described in this
          Section 14.4(f).

     (g)  Limitation of Liability for Certain Claims.  Except for

          (i) claims under Section 14.4 (d), Section 14.4 (e), and Section 14.4(f) and

          (ii) for claims where EDS commits any act, or fails to commit an act, and such act or failure to act is deemed to be wilful tortious misconduct or reckless tortious misconduct, if EDS is held liable to Spectradyne for any matter arising out of, under or in connection with this Agreement, or any provision of this Agreement, whether based on an action or claim in contract,

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

               equity, negligence, intended conduct, tort or otherwise, the amount of damages recoverable against EDS for all events, acts or omissions will not exceed in the aggregate $8,000,000. Except as set forth in Section 14.4(a), Section 14.4(b), Section 14.4(c),
               Section 14.4(d), Section 14.4(e), and Section 14.4(f) above, in no event will the measure of damages (other than liquidated damages) payable by EDS include, nor will EDS be liable for, any amounts for loss of income, data, prof it or savings or indirect, incidental, consequential or punitive damages of any party, including third parties.

     (h) Limitations. The total amount of all damages for all events, acts or omissions recoverable against either party, including without limitation all claims against EDS under Section 14.4 (a), Section 14.4
          (b), Section 14.4 (c), Section 14.4 (d), Section 14.4 (e), Section
          14.4 (f), Section 14.4 (cr), and Section 14.4 (h) and wilful tortious misconduct or reckless tortious misconduct and excluding any payment obligation for which Spectradyne may be liable, will not exceed in the aggregate $30,000,000. Except as set forth in Section 14.4 (a),
          Section 14.4 (b), Section 14.4 (c), Section 14.4 (d), and Section 14.4(e) above, in no event will the measure of damages (other than liquidated damages) payable by either party include, nor will either party be liable for, any amounts for loss of income, data, profit or savings or indirect, incidental, consequential or punitive damages of any party, including third parties, without limiting the survivability of any of the provisions of this Agreement, the provisions of this
          Section 14.4 will survive the expiration or termination of this Agreement for any reason.

14.5 Contractual Limitation on Actions. No claim or demand for arbitration or cause of action which arose out of an event or events which occurred more than three years prior to the filing of a demand for arbitration or suit alleging a claim or cause of action may be asserted by either party against the other party.

                                  ARTICLE XV.
                                 MISCELLANEOUS

15.1 Relationship of the Parties. Notwithstanding anything to the contrary in this Agreement, EDS will act only as an independent contractor and under no circumstances will EDS be deemed to be in any relationship with Spectradyne carrying with it fiduciary or trust responsibilities, whether through partnership or otherwise. EDS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed the day-to-day work to be performed by EDS under this Agreement unless otherwise provided in this Agreement or agreed by the parties in writing.

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

15.2 Excusable Delays. Each party is excused from performing its obligations (other than obligations to make payments and the obligations under the Disaster Recovery Plan) for the time and to the extent it is prevented from performance by delays in performance by the other or third parties (other than subcontractors to EDS performing Field Services for whose acts EDS will remain liable to Spectradyne as if such acts, omissions or delays were those of EDS itself), or by a cause beyond its reasonable control, such as but not limited to, acts of God, war, civil disturbance, court order or a labor dispute. While delays caused by Vendors are excused under this
     Section 15.2, EDS will use commercially reasonable efforts to have alternative sources from which to procure Hardware and Vendor Software, except that any such source for Vendor Hardware and Vendor Software provided to EDS by Compression Labs, Inc. will require a migration path and additional delay, and EDS will pass on or assign to Spectradyne any right that EDS has against such Vendor for such delay that EDS is contractually permitted to pass on or assign.

     Delays in performance caused by failures or fluctuations in electrical power or equipment or services necessary for performance that are not under the control of the performing party, such as but not limited to, telecommunications equipment or services, are considered excusable delays. Excusable delays are not defaults in performance and are not grounds for termination for cause.

     In addition, EDS will be excused from all responsibility or liability, other than with respect to EDS' obligations under the Disaster Recovery Plan, for any failure to comply with performance criteria if, and to the extent that, such failure is as a result of:

     (a) transmission difficulties caused by adverse weather or atmospheric conditions, including but not limited to, sun outages, rain fade, ice freeze and snow accumulation; provided, however, the Customer Assistance Center will advise the customers of Spectradyne reporting trouble, where appropriate, that may be related to such transmission difficulties,

     (b) operation or performance of Hardware or services not provided by or through EDS (except for maintained Spectradyne Hardware) including but not limited to,

     (c) Hardware or Software that has been improperly tested by Spectradyne or that has been subjected to unusual physical or electrical stress or

     (d)  any one of the reasons set forth in Section 3 of Schedule 6.6.

15.3 No Third Party Beneficiary. Nothing in this Agreement may be relied upon or will benefit any party other than Spectradyne and EDS.

15.4 Public Disclosures. Except as provided in Section 11.8(g), all media releases, public announcements and public disclosures by either party or its employees,

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

     agents or representatives relating to this Agreement, the Financial Agreement, the PCFM or the subject matter of any of such agreements, excluding any announcement beyond the control of the disclosing party, will be approved by the non-disclosing party in writing prior to release.

15.5 Notices. Notices required or permitted under this Agreement will be in writing and deemed delivered (a) on the date of actual receipt if delivered by mail, first class, postage prepaid, (b) when received if delivered by hand or courier service or (c) when confirmed if transmitted by telegraph, telex, telecopier or facsimile. The addresses of the parties, which may be changed with written notice, are:

     If to EDS, to:

          Electronic Data Systems Corporation
          5400 Legacy Drive
          Plano, Texas 75024
          Attention:  President, Visual Communications Division
          Telecopy:   (214) 605-8341

     With a copy (not constituting notice) to:

          Electronic Data Systems Corporation
          5400 Legacy Drive, H3-3A-05
          Plano, Texas 75024
          Attention: General Counsel
          Telecopy: (214) 605-5617

     If to Spectradyne, to:

          Spectradyne, Inc.
          1501 North Plano Road
          Richardson, Texas 75081
          Attention: Chief Executive Officer
          Telecopy: (214) 301-9234

     With a copy (not constituting notice) to:

          Spectradyne, Inc.
          1501 North Plano Road
          Richardson, Texas 75081
          Attention: General Counsel
          Telecopy: (214) 301-9234

     with a copy to (not constituting notice):

          Williams & Connolly
          725 12th Street, N.W.

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

          Washington, D.C. 20005
          Attention:  Jerry L. Shulman
          Telecopy:  (202) 434-5029

     And, with regard to events of default for which EDS issues notice of termination under Section 13.4 to Spectradyne, to:

          Wells Fargo Bank, N.A.
          111 Sutter Street
          17th Floor
          San Francisco, CA 94104
          Attention:  Christine C. Rotter Vice President

15.6 Approvals and Similar Actions. Except where such action is to be taken in the sole discrete on of a party, where approval, acceptance, consent or similar action is required or requested of a party, such action will not be unreasonably withheld, delayed or conditioned.

15.7 Subcontracting. EDS may subcontract Information Technology Services subject to the following:

     (a) Transponder Services. EDS will use commercially reasonable efforts to obtain provisions in any agreement between EDS and the applicable Vendor of transponder services that will (i) permit an unconditional assignment of all of EDS' rights and obligations under such agreement from EDS to Spectradyne and (ii) allow EDS to unconditionally terminate such agreement for any reason upon EDS' receipt of a written request from Spectradyne directing EDS to terminate such agreement (which notice will include a statement of the mutually agreed rights and obligations of Spectradyne and EDS related to the ongoing relationship between Spectradyne and EDS). If EDS is unable to obtain the right to assign mentioned immediately above in this paragraph, EDS will continue providing transponder services to Spectradyne under the same terms, conditions and for the same charges as are set forth in this Agreement for the remainder of the transponder lease.

     (b) Subcontracting of Field Services. EDS may subcontract any of the Field Services provided to Spectradyne under this Agreement, but such subcontract will not relieve EDS from any of its obligations to Spectradyne under this Agreement. Without limiting EDS' right to subcontract set forth above, EDS will not assign all or substantially all of those Field Services which it has assumed from Spectradyne, nor will EDS assign any of such Field Services for profit, in each case without the prior written consent of Spectradyne.

          In addition to its obligations under Section 11.2, EDS will notify Spectradyne, and will provide Spectradyne a copy, of any written notice

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

          of a subcontractor's intent to terminate a subcontract between EDS and the subcontractor within five Business Days after EDS receives such notice from the applicable subcontractor. EDS will use commercially reasonable efforts to obtain from all subcontractors providing services to EDS for use in its obligations to Spectradyne a right of Spectradyne to cure any EDS default giving rise to such termination and a right of EDS to assign all rights and obligations under such subcontract (or if the services are rendered under a master agreement between EDS and such subcontractor, all rights or obligations related to such services under such master agreement related to Spectradyne) to Spectradyne. If (i) EDS obtains such right to assign, (ii) either
          (A) such subcontractor provides EDS with written notice of its intent to terminate such subcontract and EDS does not cure the default giving rise to such termination or (B) this Agreement is terminated other than as a result of a Spectradyne default and (iii) Spectradyne provides EDS with written notice of its desire to assume such obligations, then EDS will comply with the terms and conditions of the subcontract to effect such assignment of rights and obligations from EDS to Spectradyne.

     (c) Vendor Software. EDS will notify Spectradyne, and will provide Spectradyne a copy, of any written notice of an intent to terminate a license between EDS and the Vendor within five Business Days after EDS receives such notice from the applicable Vendor. EDS will use commercially reasonable efforts to obtain from all Software Vendors providing Software to EDS for use in its obligations to Spectradyne a right of Spectradyne to cure any EDS default giving rise to such termination and a right of EDS to assign all rights and obligations under such license (or if the license is under a master license agreement between EDS and the applicable Vendor, all rights or obligations under the particular license related to Spectradyne) to Spectradyne. If (i) EDS obtains such right to assign, (ii) either (A) such Vendor provides EDS with written notice of its intent to terminate such license and EDS does not cure the default giving rise to such termination or (B) this Agreement is terminated other than as a result of a Spectradyne default and (iii) Spectradyne provides EDS with written notice of its desire to assume such obligations, then EDS will comply with the terms and conditions of the license to effect such assignment of rights and obligations from EDS to Spectradyne.

15.8 Binding Nature and Assignment. This Agreement will be binding on the parties hereto and their respective successors and assigns, but neither party may, nor will have the power to, assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, EDS will have the right to subcontract as set forth in Section 15.7.

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

15.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one instrument.

15.10 Certain Construction Rules. The article, section and schedule headings and the table of contents used in this Agreement are for convenience of reference only and in no way define, limit, extend or describe the scope or intent OF any provisions hereof. In addition, as used in this Agreement, unless otherwise expressly stated to the contrary, (a) other than references to Business Days, all references to days, months or years are references to calendar days, months or years, (b) all references, "Sections" and "Articles" are references to Sections of Articles of this Agreement, (c) all references to "Schedules" are references to Schedules attached to this Agreement and (d) all uses of "or" include "and/or". To the extent that there is any conflict between the text of this Agreement and any Schedule, the text will control, and to the extent that there is any conflict between the Transition Plan and any of the text of this Agreement or any other Schedule, such text or Schedule will control.

15.11 Waiver. No delay or omission by either party hereto to exercise any right or power under this Agreement will impair such right or power or be construed to be a waiver thereof. A waiver by either party of any covenant or breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

15.12 Governing Law. This Agreement will be construed in accordance with, and the rights of the parties will be governed by, the internal laws of the State of Texas applicable to agreements entered into and intended to be performed within the state, without regard to any otherwise applicable principles of conflicts of laws.

15.13 Survival of Certain Provisions. The following provisions will survive any expiration or termination of this Agreement for any reason: Section 1.3, Article VIII, Article IX, Section 11.1, Section 11.2, Section 11.5,
      Section 11. 8, Article XII, Section 13.1, Section 13.3, Section 13.4,
      Section 13.5, Article XIV and Article XV.

15.14 Entire Agreement. This Agreement, including any Schedules referred to herein and attached hereto, and all Authorized Field Service Orders, supersedes all other agreements including without limitation that certain Phase 0 Services Agreement dated September 9, 1992, that certain Confidentiality and Non-Disclosure Agreement dated June 12, 1992, and the Letter of Intent to Al Jerome from J. Keane Taylor dated May 19, 1993 and constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. There are no representations, understandings or agreements relating to this Agreement which are not fully expressed herein. No other representations, understandings or arrangements have been made with respect to this Agreement or the Information Technology

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

     Services and no future representations, understandings or arrangements will bind either party until such time as they are reduced to writing and signed as an amendment to this Agreement. All changes to this Agreement must be in writing and signed by the party against whom such change would be enforced. The parties agree that any other terms or conditions included in any Purchase Orders, quotes, acknowledgements, bills of lading or other forms utilized or exchanged by the parties will not be incorporated herein or be binding unless expressly agreed upon in writing by authorized representatives of the parties.

     IN WITNESS WHEREOF, Spectradyne and EDS have caused their duly authorized officers to execute and deliver this Agreement as of the day and date first set forth above.

ELECTRONIC DATA SYSTEMS                        SPECTRADYNE, INC.
CORPORATION
By:__________________________                  By:_________________________
Name: J. Keane Taylor                          Name: Al Jerome
Title:  President, Visual                      Title:  President and
        Communications Division                        Chief Executive Officer

                                      62